UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
THE GEO GROUP, INC.
(Name of Registrant as Specified in its Charter)
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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 17, 2023

Dear Shareholder:

You are cordially invited to attend the 2023 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast on Friday, April 28, 2023, at 10:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process significantly lowers the costs of printing and distributing our proxy materials. On or about March 17, 2023, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2023, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to pages 65-66 for additional guidelines.

Sincerely,

George C. Zoley

Executive Chairman

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 28, 2023

March 17, 2023

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Friday, April 28, 2023, at 10:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast for the purpose of considering and acting on the following proposals:

(1)	To elect nine (9) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2023;

(3)	To hold an advisory vote to approve named executive officer compensation;

(4)	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	To vote on the shareholder proposal set forth in the proxy statement, if properly presented before the meeting.

Only shareholders of GEO’s common stock of record at the close of business on March 7, 2023, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, Legal Services, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON FRIDAY, APRIL 28, 2023.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

March 17, 2023

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board of Directors” or “Board”) for use at the annual meeting of shareholders on April 28, 2023, at 10:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2023. Please note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to any individual director nominee and the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2023;

“FOR” the advisory approval of the resolution on named executive officer compensation;

“FOR” the option of one year as the preferred frequency for future advisory votes on executive compensation; and

“AGAINST” the shareholder proposal regarding a third-party racial equity audit and report, if properly presented before the meeting.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2023 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency for the advisory vote on executive compensation and the shareholder proposal are not considered routine matters. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency of the advisory vote on executive compensation and the shareholder proposal.

This proxy statement, the notice of annual meeting, the proxy card and our 2022 annual report will be mailed or made accessible via the Internet on or about March 17, 2023.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on March 7, 2023, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On March 7, 2023, GEO had 124,568,023 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The alternative receiving the greatest number of votes with respect to the advisory vote on the frequency of the advisory vote on executive compensation will be considered the frequency that shareholders approve. The shareholder proposal will be approved if the number of votes cast in favor of approval exceeds the number cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation, the advisory vote on the frequency of the advisory vote on executive compensation and the shareholder proposal. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Friday, April 28, 2023 at 10:00 a.m. The Proxy Statement

and 2022 Annual Report to Shareholders are available at www.proxyvote.com.

1.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 14, 2023 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s Board of Directors is currently comprised of ten (10) members. Nine directors are nominated for election at our annual meeting, including seven independent directors, our Executive Chairman and our Chief Executive Officer. All of the nominees are presently directors of GEO. Except for Ms. Koren, who was appointed to GEO’s board of directors subsequent to GEO’s 2022 annual meeting, all nominees were elected by the shareholders at GEO’s 2022 annual meeting. Each director is elected to serve a one-year term, with all directors subject to annual election. Anne N. Foreman, who has served on the Board since 2002 is not standing for re-election. Accordingly, she is not included as a nominee for election at the annual meeting. The Board thanks Ms. Foreman for her years of service to The GEO Group, Inc. and substantial contributions to the Board and our shareholders. Effective as of the annual meeting, our authorized number of directors will be reduced to nine.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Thomas C. Bartzokis	65	2022	Director
Jack Brewer	44	2021	Director
Jose Gordo	50	2019	Chief Executive Officer and Director
Scott M. Kernan	62	2018	Director
Lindsay L. Koren	45	2022	Director
Terry Mayotte	63	2021	Director
Andrew N. Shapiro	63	2022	Director
Julie Myers Wood	53	2014	Director
George C. Zoley	73	1988	Executive Chairman

The following is a brief biographical statement for each director nominee:

Director Nominees

Thomas C. Bartzokis — Dr. Bartzokis has served as a director of GEO since January 2022. Dr. Bartzokis has over 30 years of experience in the medical field, specializing in cardiology. Dr. Bartzokis has served as Managing Member of Bartzokis, Rubenstein & Servoss, MD, PL, a cardiology medical practice, since 2011. Prior to that, Dr. Bartzokis served as a member of other medical practices from 1993 to 2011. Dr. Bartzokis received a Bachelor of Arts degree from Harvard University and a Medical Degree from Harvard Medical School. Dr. Bartzokis did his residency training at New England Deaconess Hospital and his post-graduate training at Stanford University Medical Center.

Dr. Bartzokis brings extensive experience in the medical field to the board of directors. His expertise in the area will strengthen the board of directors’ collective knowledge, capabilities and experience.

Jack Brewer — Mr. Brewer has served as a director of GEO since July 2021. Mr. Brewer has over 20 years of experience in leadership, business and consulting. Since 2001, Mr. Brewer has managed a portfolio of businesses, including an investment advisory firm, a hedge fund as well as a global sports management agency. Mr. Brewer leads global charity efforts delivering millions in emergency aid and providing programs to thousands living in extreme poverty in Africa and the Caribbean. Mr. Brewer also founded The Serving Institute, his Liberty University affiliated faith sports-based academy for at-risk youth in America. Mr. Brewer is an adjunct professor at Fordham Gabelli School of Business, where he teaches his business leadership and transition curriculum tailored to transitioning athletes as well as inmates in prison. In 2020, Mr. Brewer became the White House Appointee on the Congressional Commission for the Social Status of Black Men and Boys. Mr. Brewer was previously an NFL team captain for the Minnesota Vikings, New York Giants and Philadelphia Eagles. Mr. Brewer received a Bachelor of Science and Master’s degree in Sports Management from the University of Minnesota.

Mr. Brewer brings business leadership and educational experience working with individuals in transition, including inmates, to the board of directors. His experience in these areas and managing a portfolio of businesses, including an investment advisory firm, a hedge fund as well as global sports management agency will strengthen the board of directors’ collective knowledge, capabilities and experience.

Jose Gordo — Mr. Gordo was appointed by the Board as the successor Chief Executive Officer of The GEO Group, Inc. effective as of July 1, 2021. Mr. Gordo has served as a director of GEO since October 2019. Mr. Gordo has over 20 years of experience in business management, private equity, corporate finance and business law. Prior to joining GEO, Mr. Gordo had been serving as the CEO of a general partnership that invests in and actively oversees small and medium-sized privately held companies, with a focus on the healthcare, technology and consumer products industries. From 2013 to early 2017, Mr. Gordo served as the Chief Financial Officer of magicJack Vocaltec Ltd., a publicly-traded company in the telecommunications industry. Prior to that position, Mr. Gordo served as a Managing Director at The Comvest Group, a Florida-based private equity firm. Mr. Gordo was also previously a partner at the national law firm of Akerman LLP, where he specialized in corporate law matters, advising public and private companies and private equity firms on mergers and acquisitions and capital markets transactions. He received a J.D. degree from Georgetown University Law Center and a B.A. degree from the University of Miami.

Mr. Gordo brings extensive experience in business management, finance, corporate strategy, operations and business law to the board of directors. His expertise in these areas and his deep understanding of GEO and its industry will strengthen the board of directors’ collective knowledge, capabilities and experience.

Scott M. Kernan — Mr. Kernan has served as a director of GEO since September 2018. Mr. Kernan served as the Agency Secretary of the California Department of Corrections and Rehabilitation (“CDCR”) from January 2016 until August 2018. Prior to that time, Mr. Kernan was appointed the Undersecretary of Operations of CDCR beginning in September 2008 and served in that position until retiring in October 2011. In March of 2015, Mr. Kernan returned to the Undersecretary position from his retirement at the request of California Governor Jerry Brown and worked in that capacity until January 2016. From October 2011 until March 2015, Mr. Kernan owned his own independent consulting firm that specialized in corrections and criminal justice. From March 2007 to September 2008, Mr. Kernan served as the Chief Deputy Secretary of Adult Operations of CDCR. Prior to that time, Mr. Kernan served as the Deputy Director of the Division of Adult Institutions of CDCR from May 2006 to March 2007. From November 2004 to May 2006, Mr. Kernan served as the Warden of the California State Prison, Sacramento, a

Level IV maximum-security institution. From October 2003 to November 2004, Mr. Kernan served as the Warden of the Mule Creek State Prison, a Level III/IV institution. From March 1983 to October 2003, Mr. Kernan held various correctional positions with CDCR.

Mr. Kernan brings invaluable expertise with the California Department of Corrections and Rehabilitation. His industry knowledge and experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Lindsay L. Koren — Ms. Koren has served as a director of GEO since December 2022. Ms. Koren is currently the Senior Vice President, Division General Counsel for Darden Restaurants, where she leads the Ethics & Compliance program, and has been with Darden Restaurants since 2015. Ms. Koren served as a Senior Director for international compliance and an Assistant General Counsel at Walmart from January 2011 until early 2015. At Walmart, Ms. Koren advised the business on legal and compliance matters for Walmart’s global business, operating in 26 countries. Ms. Koren also previously served as a trial attorney with the U.S. Department of Justice from 2004 to 2007, representing the government in appellate litigation matters, and as an attorney advisor to the Chief Immigration Judge.

Ms. Koren brings extensive legal, compliance, including international compliance, immigration and appellate litigation experience to the board of directors. Her experience as a member of the general counsel’s office of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Terry Mayotte — Mr. Mayotte has served as a director of GEO since July 2021. Since December 2018, Mr. Mayotte has served as Strategic Advisor for PEO and Acquisitions, as well as President of Paychex Insurance Agency for Paychex, Inc. Prior to this role, Mr. Mayotte held the position of Executive Vice President and Chief Financial Officer at Oasis Outsourcing, where he founded the organization in 1996 and was a principal architect of the company’s business model and strategic direction overseeing its growth to become the largest privately held professional employer organization with over 225,000 co-employees prior to being sold in 2018 to Paychex, Inc. Prior to that, Mr. Mayotte held the role of Treasurer of The Wackenhut Corporation, where he supervised the company’s banking and cash operations, mergers and acquisitions and risk management. Mr. Mayotte also serves as a director on the board of Trean Insurance Group, Inc. Mr. Mayotte received a Bachelor of Arts degree in Business Administration from Emory University.

Mr. Mayotte brings invaluable expertise creating insurance strategies and building financial systems and controls, technology platforms and negotiating key supplier relationships. His banking, cash operations, mergers and acquisitions and risk management experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Andrew N. Shapiro — Mr. Shapiro has served as a director of GEO since February 2022. Mr. Shapiro has over thirty years of experience in the banking industry. Mr. Shapiro is the founder and Chief Executive Officer of Applied Risk Capital LLC, a company he launched in October of 2019 that is dedicated to indemnifying banks against the non-payment of loans and derivatives in the B to BB rating categories. Mr. Shapiro served in a variety of capacities at BNP Paribas from 1995 through August 2018, including as Head of Loan Capital Markets for the Americas from 2004 to 2011, Head of the Value Preservation Group (the bank’s loan and derivative restructuring group) for the Americas from 2009 to 2011, Global Head of Loan Syndications from 2011 to 2015, and Head of Corporate Debt Origination for the Americas from 2015 to August 2018. Mr. Shapiro received a Bachelor of Arts degree from the University of Rochester and a Master of Business Administration degree from New York University School of Business.

Mr. Shapiro brings extensive banking and capital markets experience to the board of directors. His banking and capital markets experience will strengthen the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is currently the Chief Executive Officer of Guidepost Solutions LLC (“Guidepost”), a company specializing in monitoring, compliance, international investigations and risk management solutions, after joining the organization in 2012 as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations from November 2008 until September 2012 when it was acquired by Guidepost. Ms. Wood regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments, develops cross-functional compliance monitoring programs and conducts third-party regulatory audits. Ms. Wood also has significant experience as a government-appointed monitor. Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) from January 2006 until November 2008 leading its largest investigative component and the second largest investigative agency in the federal government. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce, Chief of Staff for the Criminal Division at the Department of Justice and Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois. In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost and its parent company, Solution Point International. Ms. Wood also sits on the Board of Directors of Draganfly Inc., a company providing drone solutions, software and AI systems to a variety of markets, and the Board of Directors of Zero Hash, a privately-held company offering settlement services in the digital asset space.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessments, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Dr. Zoley was appointed Executive Chairman of The GEO Group, Inc. effective July 1, 2021 pursuant to the Company’s succession plan for the Company’s Chief Executive Officer position. Dr. Zoley previously served as GEO’s Chairman of the Board since 2002. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May 2002. Dr. Zoley served as GEO’s Chief Executive Officer since the company went public in 1994 through June 2021. Prior to 1994, Dr. Zoley served as President and Director since GEO’s incorporation in 1988. Dr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, community reentry, electronic monitoring, offender rehabilitation, and other diversified government services. Dr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide.

Dr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Dr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Dr. Zoley was born in Florina, Greece and was the recipient of the Ellis Island Medal of Honor in 2002.

As GEO’s founder, his knowledge, experience, and leadership are invaluable to the operation and development of the company. His more than 40 years with the company make him uniquely qualified to be GEO’s Executive Chairman.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the nine nominees for director.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 7, 2023 are as follows:

Name	Age	Position
George C. Zoley, Ph.D.	73	Executive Chairman
Jose Gordo	50	Chief Executive Officer
Brian R. Evans	55	Senior Vice President and Chief Financial Officer
Wayne Calabrese	72	Senior Vice President, Chief Operating Officer
James H. Black	59	Senior Vice President and President, Secure Services
Joe Negron	61	Senior Vice President, Legal Services, General Counsel and Corporate Secretary
Matthew T. Albence	53	Senior Vice President, Client Relations
Richard K. Long	59	Senior Vice President, Project Development
Christopher D. Ryan	60	Senior Vice President, Human Resources
Ronald A. Brack	61	Executive Vice President, Chief Accounting Officer and Controller
Shayn P. March	57	Executive Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Jose Gordo — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Brian R. Evans joined GEO in 2000 and has over 20 years of business management experience. Since joining the company, Mr. Evans has served in increasingly senior business management positions including as Vice President of Finance, Chief Accounting Officer, and Controller and was named GEO’s Senior Vice President and Chief Financial Officer in 2009. As Chief Financial Officer, Mr. Evans is responsible for the overall financial management of GEO and its subsidiaries and the Company’s acquisition, disposition and growth initiatives. Since joining the Company, Mr. Evans has overseen significant financial growth and shareholder value creation.

During his tenure at GEO, Mr. Evans has been instrumental in successfully executing the Company’s strategy for three secondary public offerings of equity; the execution of multiple financing transactions; and the successful completion of major business transactions including the acquisitions of Correctional Services Corporation in 2005, CentraCore Properties Trust in 2007, Cornell Companies in 2010, BI Incorporated in 2011, LCS Corrections in 2014 and Community Education Centers in 2017.

Prior to joining GEO, Mr. Evans worked for Arthur Andersen LLP as a Manager in the Audit and Business Advisory Services Group from 1994 until joining GEO. During his tenure at Arthur Andersen, Mr. Evans supervised the financial statement audits of both public and private companies and city and county governments. From 1990 until 1994, Mr. Evans served as an Officer in the Supply Corps of the United States Navy and was assigned to the USS Monterey in Jacksonville, Florida.

Mr. Evans graduated in 1990 from the University of Notre Dame with a Bachelor’s Degree in Accounting. Mr. Evans is a member of the American Institute of Certified Public Accountants.

Wayne Calabrese — Mr. Calabrese was appointed GEO’s Senior Vice President, Chief Operating Officer in December 2022 and previously served as GEO’s Senior Vice President of Legal Services from September 2021 through December 2022. Mr. Calabrese brings extensive knowledge and experience to GEO’s management team. His legal training and experience, together with his prior service in various GEO leadership positions, makes him uniquely qualified to serve as GEO’s Chief Operating Officer. Mr. Calabrese had previously served as Vice Chairman of the Board, President and Chief Operating Officer of GEO until his retirement in December 2010. Mr. Calabrese originally joined GEO as Vice President of Business Development in 1989 and served in a range of increasingly senior positions. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron, Ohio; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority.

Mr. Calabrese received his bachelor’s degree in Secondary Education from the University of Akron and his Juris Doctor from the University of Akron Law School.

James H. Black — Mr. Black joined GEO in June 1998 as Senior Warden of a GEO correctional facility. Mr. Black has more than 37 years of experience in corrections and currently serves as the Senior Vice President and President of Secure Services. In this role, Mr. Black oversees approximately 79,000 beds and over 17,000 employees at 68 diverse facilities across the U.S., Australia, South Africa, and the United Kingdom. Mr. Black began his career in corrections in 1985 as a Correctional Officer with the Texas Department of Criminal Justice (TDCJ). Over the next eight years, he rose through the ranks to the position of Senior Warden. After joining GEO, he served as Warden at several GEO-operated facilities in Texas and Florida before accepting the position of Assistant Director of Operations in GEO’s Central Region Office. In 2005, Mr. Black was promoted to Director of Compliance for the Western Region. He later transferred to the position of Director of Operations before being named Vice President of the Western Region Office in 2009, where he was responsible for the operational oversight of 25 facilities and over 15,000 beds. He was later named Vice President of GEO’s Central Region.

Mr. Black graduated from the Palestine Independent School District in 1981. Mr. Black is currently pursuing his Bachelor of Applied Science in Business Management at California Southern University.

Joe Negron — Mr. Negron joined GEO in December 2018, became Senior Vice President, General Counsel and Corporate Secretary effective January 2019 and became GEO’s Senior Vice President, Legal Services, General Counsel and Secretary effective December 2022. Prior to joining GEO, Mr. Negron had 30 years of experience in business law and complex corporate and commercial litigation. Mr. Negron has worked for several prestigious Florida law firms throughout his career, most recently in the litigation practice at Akerman LLP. Mr. Negron also served in the Florida Legislature for fifteen years, including service as both House and Senate Appropriations Chair, as well as President of the Florida Senate in his final term.

Mr. Negron received his undergraduate degree from Stetson University, his Juris Doctor degree from Emory University School of Law and a Masters in Public Administration from Harvard University.

Matthew T. Albence — Mr. Albence joined GEO in 2022 as Senior Vice President of Client Relations. Since September 2020, Mr. Albence has served as a Principal at GrindStone Strategic Consulting, LLC, a boutique consulting firm providing services in the area of national security, law enforcement, business development, and management and leadership consulting. Prior to that, Mr. Albence had a 26-year career in federal law enforcement. From May 2012 to August 2020, Mr. Albence served in a variety of roles for U.S. Immigration and Customs Enforcement, culminating as the Acting Director, where he led an organization of 20,000 professionals in over 400 domestic and international offices, responsible for the enforcement of hundreds of federal statutes. He also served as Deputy Director, Executive Associate Director for Enforcement and Removal Operations, and Assistant Director for the Enforcement and Removal Operations Enforcement Division. Mr. Albence holds a B.S. in Justice from American University and a M.S. in Administration of Justice from Southern Illinois University.

Richard K. Long — Mr. Long joined GEO in 2017 after a distinguished career working for Balfour Beatty Construction for 30 years. Mr. Long has developed extensive expertise with commercial and federal government construction as well as engineering projects using design-build and construction management at risk delivery methods for both public and private sector clients, with a combined construction value in excess of $5.0 billion.

During his 30-year career at Balfour Beatty Construction, Mr. Long held positions of Civil Engineer, Project Engineer, Chief Estimator, Assistant Project Manager, Vice President of Preconstruction, Senior Vice President of Business Acquisition, and Senior Vice President & South Florida Business Unit Leader responsible for leading Balfour Beatty’s $600 million annual South Florida business.

With over 30 years of construction experience, Mr. Long also finds time for industry service. He is a long-time member and past-chairman of Florida’s largest chapter of the Associated Builders and Contractors (“ABC”). Additionally, as founding member and past-president of the Society of American Military Engineers (“SAME”) South Florida chapter, Mr. Long accepted multiple accolades at the association’s 2012 National Joint Engineer Training Conference.

Mr. Long received his Bachelor of Science in Civil Engineering from the University of Missouri and a Bachelor of Science in Construction Management from the University of Louisiana-Monroe.

Christopher D. Ryan — Mr. Ryan joined GEO in 2011 and has over 30 years of human resources experience. Since joining the company, Mr. Ryan has served in increasingly senior human resources positions, including the Director of Employee and Labor Relations, Vice President of Employee and Labor Relations, Executive Vice President of Human Resources, and was subsequently promoted to Senior Vice President of Human Resources in 2023. Mr. Ryan also leads the company’s diversity, equity, and inclusion (DEI) efforts. DEI remains a top business priority, given the fact that more diverse and inclusive companies tend to outperform other employers. Prior to joining The GEO Group, Mr. Ryan held numerous human resources leadership roles at American Airlines, Florida Power & Light and Southern Wine & Spirits of America. Mr. Ryan is also actively involved in the community and sits on the Board of Directors of several 501(c)(3) non-profit organizations serving youth and other residents of Palm Beach County, Florida.

Mr. Ryan holds a Bachelor’s of Science degree in Community Health Services from the State University of New York, Plattsburgh.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 13, 2023 (unless stated otherwise) by (i) each director and each nominee for election as director at the 2023 annual meeting of shareholders, (ii) each named executive officer (“NEOs”) (as defined below) that is not a director, (iii) all directors, director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)
DIRECTOR AND DIRECTOR NOMINEES
Thomas C. Bartzokis	32,246	*
Jack Brewer	32,246	*
Anne N. Foreman	73,194	*
Jose Gordo+	426,703	*
Scott M. Kernan	59,758	*
Lindsay L. Koren	14,884	*
Terry Mayotte	32,246	*
Andrew Shapiro	32,246	*
Julie Myers Wood	77,384	*
George C. Zoley+	3,797,544	3.0%

NAMED EXECUTIVE OFFICERS
Brian R. Evans	645,003	*
Ann M. Schlarb	281,386	*
James Black	168,802	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (20 Persons)(4)	6,756,022	5.3%

OTHER
Blackrock, Inc.(5)	18,270,735	14.7%
The Vanguard Group, Inc.(6)	13,701,354	11.0%
FMR LLC(7)	7,813,308	6.3%

*	Less than 1%

+	Director and Named Executive Officer

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 4955 Technology Way, Boca Raton, FL 33431.

(2)

Information concerning beneficial ownership was furnished by the persons named in the table or derived from filings made with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of common stock underlying stock options held by directors and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 13, 2023, in the following amounts: Mr. Bartzokis — 0; Mr. Brewer — 0; Ms. Foreman — 0; Mr. Gordo — 0; Mr. Kernan — 0; Ms. Koren — 0; Mr. Mayotte — 0; Mr. Shapiro — 0; Ms. Wood — 0; Dr. Zoley — 0; Mr. Evans — 0; Dr. Schlarb — 0; and Mr. Black — 0. These figures include shares of restricted stock held by directors and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Bartzokis — 27,906; Mr. Brewer — 27,906; Ms. Foreman

— 37,062; Mr. Gordo — 418,753; Mr. Kernan — 37,062; Ms. Koren — 14,884; Mr. Mayotte — 27,906; Mr. Shapiro — 27,906; Ms. Wood — 37,062; Dr. Zoley — 387,991; Mr. Evans — 341,991; Dr. Schlarb — 190,501; and Mr. Black — 155,965.

(3)	As of March 7, 2023, GEO had 124,568,023 shares of common stock outstanding.

(4)

Includes 0 shares of common stock underlying stock options that are immediately exercisable or are scheduled to become exercisable within 60 days of March 13, 2023 and 2,530,214 shares of restricted stock that are unvested but have voting rights held by directors and executive officers (20 persons in total). 87,241 shares of common stock held by Mr. Evans are pledged as security.

(5)

The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Based on Amendment No. 1 to Schedule 13G filed January 26, 2023, BlackRock reported that, as of December 31, 2022, it beneficially owned 18,270,735 shares with sole voting power over 18,102,230 shares and sole dispositive power over 18,270,735 shares.

(6)

The principal business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based on Amendment No. 14 to Schedule 13G filed February 9, 2023, Vanguard reported that, as of December 30, 2022, it beneficially owned 13,701,354 shares with sole voting power over 0 shares, shared voting power over 110,750 shares, sole dispositive power over 13,479,102 shares and shared dispositive power over 222,252 shares.

(7)

The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on the Amendment to Schedule 13G filed February 9, 2023, FMR LLC reported that, as of December 30, 2022, it beneficially owned 7,813,308 shares with sole voting power over 7,804,468 shares, shared voting power over 0 shares, sole dispositive power over 7,813,308 shares and shared dispositive power over 0 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held eight meetings during fiscal year 2022. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that, Thomas C. Bartzokis, Jack Brewer, Anne N. Foreman, Scott M. Kernan, Lindsay L. Koren, Terry Mayotte, Andrew N. Shapiro and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards. Ms. Foreman is not standing for re-election at the 2023 Annual Meeting of Shareholders. As a result, the board of directors is therefore currently comprised and will continue to be comprised subsequent to the annual meeting of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eleven standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below. Upon the conclusion of the 2023 Annual Meeting of Shareholders, the board of directors will meet and update the composition of the committees in light of Ms. Foreman not standing for re-election at the 2023 Annual Meeting of Shareholders in accordance with the requirements of NYSE rules and the committee charters of the Audit and Finance Committee, Nominating and Corporate Governance Committee and Compensation Committee.

AUDIT AND FINANCE COMMITTEE Terry Mayotte, Chairman Scott Kernan Andrew Shapiro	COMPENSATION COMMITTEE Terry Mayotte, Chairman Anne N. Foreman* Andrew Shapiro	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Terry Mayotte, Chairman Anne N. Foreman* Andrew Shapiro

CRIMINAL JUSTICE AND REHABILITATION COMMITTEE Jack Brewer, Chairman Dr. Thomas C. Bartzokis Scott Kernan Lindsay L. Koren Julie Myers Wood	CYBER SECURITY AND ENVIRONMENTAL OVERSIGHT COMMITTEE Julie Myers Wood, Chairwoman Jose Gordo Terry Mayotte Andrew Shapiro	EXECUTIVE COMMITTEE George C. Zoley, Chairman Jose Gordo Terry Mayotte

HUMAN RIGHTS COMMITTEE Lindsay L. Koren, Chairwoman Jack Brewer Scott Kernan	INDEPENDENT COMMITTEE Terry Mayotte, Chairman Dr. Thomas C. Bartzokis Jack Brewer Anne N. Foreman* Lindsay L. Koren Andrew Shapiro Julie Myers Wood	LEGAL STEERING COMMITTEE Jose Gordo, Chairman Anne N. Foreman* Lindsay L. Koren Julie Myers Wood

CORPORATE PLANNING COMMITTEE Andrew Shapiro, Chairman Dr. Thomas C. Bartzokis Jack Brewer Anne N. Foreman* Jose Gordo Lindsay L. Koren Julie Myers Wood	OPERATIONS AND OVERSIGHT COMMITTEE Scott M. Kernan, Chairman Dr. Thomas C. Bartzokis Jack Brewer Jose Gordo Julie Myers Wood

*	Ms. Foreman is not standing for re-election at the 2023 annual meeting of shareholders.

Audit and Finance Committee

The Audit and Finance Committee met ten times during fiscal year 2022. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Mayotte and Mr. Shapiro qualify as an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met seven times during fiscal year 2022. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion & Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion & Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met eight times during fiscal year 2022.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the links “Governance with Integrity-Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Executive Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2022, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. All actions taken by the Executive Committee in 2022 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Criminal Justice and Rehabilitation Committee

The Criminal Justice and Rehabilitation Committee guides and oversees the Company’s efforts regarding rehabilitation and anti-recidivism.

Human Rights Committee

The Human Rights Committee guides and oversees the Company’s efforts regarding the protection of human rights.

Cyber Security and Environmental Oversight Committee

The Cyber Security and Environmental Oversight Committee guides and oversees the Company’s efforts regarding cybersecurity, privacy and environmental sustainability concerns.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders. We adopted proxy access in advance of our 2017 annual meeting of shareholders.

Our proxy access provisions are set forth in Article II, Section 6 of our Third Amended and Restated Bylaws (“Bylaws”). The proxy access provisions permit a shareholder, or a group of up to twenty (20) shareholders, owning three percent (3%) or more of the Company’s outstanding common stock continuously for at least three (3) years, to nominate twenty percent (20%) of the number of directors then in office (rounding down to the nearest whole number) provided that the shareholder or group and each nominee satisfy the eligibility, procedural and disclosure requirements for proxy access as specified in the Bylaws, including that the Company receive notice of such nominations between 90 and 120 days prior to the anniversary date of the previous year’s annual meeting of shareholders. Since our annual meeting for 2023 is scheduled for April 28, 2023, any nomination pursuant to our proxy access process to be considered at the 2024 annual meeting must be properly submitted to us not earlier than December 30, 2023 or later than January 29, 2024.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

There are no other differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. Other than adopting proxy access, the Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee outside of the proxy access process, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Although the GEO Corporate Governance Guidelines provide that the Board believes it is appropriate and efficient for the Company’s Chief Executive Officer to also serve as Chairman of the Board, the Board retains the authority to separate those functions if it deems such action appropriate.

As a result of the CEO succession discussed below in the Compensation Discussion & Analysis section of this proxy statement, the roles of Chief Executive Officer and Chairman are now held by two separate individuals. George C. Zoley serves as our Executive Chairman and Jose Gordo serves as our Chief Executive Officer.

As a company that is focused on its core business, we believe the Executive Chairman is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our Executive Chairman knows the Company’s business, is a pioneer in the industry and has over forty years of experience, we believe that our Executive Chairman is the appropriate person to lead the board of directors.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the Board and committee level with ultimate oversight by the full board of directors led by our Executive Chairman. The board of directors periodically reviews and considers whether the current Board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

•	The Cyber Security and Environmental Oversight Committee guides and oversees the Company’s efforts regarding cybersecurity, privacy and environmental sustainability concerns.

•	The Human Rights Committee guides and oversees the Company’s efforts regarding the protection of human rights.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 19 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http:// www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Business Conduct & Ethics.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity-Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Executive Vice President of Corporate Relations at 561-893-0101.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the board, should send correspondence to the Corporate Secretary at 4955 Technology Way, Boca Raton, Florida 33431.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. All of our directors at the time attended the 2022 annual meeting of shareholders.

Human Rights and ESG

On September 26, 2019, GEO published its first annual Human Rights and Environmental, Social & Governance (ESG) Report, which was based on 2018 data. The Report was developed referencing the Global Reporting Initiative Standards and the UN Guiding Principles on Business and Human Rights.

GEO is committed to publishing an annual Human Rights and ESG Report. In 2020, GEO published its second annual Human Rights and ESG Report updating disclosures and metrics for the 2019 calendar year based on recognized ESG reporting standards, related to the development of our employees; our adherence to ethical governance practice throughout our company; and our efforts to advance environmental sustainability in the custodian and operation of our facilities.

In September 2021, GEO issued its third Human Rights and ESG report.

In October 2022, GEO issued its fourth Human Rights and ESG report. The Human Rights and ESG report builds on the important milestone the Company achieved in 2013 when GEO’s Board adopted a Global Human Rights Policy by providing disclosures related to how the Company informs its employees of its commitment to respecting human rights; the criteria GEO uses to assess human rights performance; and GEO’s contract compliance program, remedies to shortcomings in human rights performance, and independent verification of GEO’s performance by third party organizations. The Human Rights and ESG report also addresses criteria, based on recognized ESG reporting standards, related to the development of GEO’s employees; its efforts to advance environmental sustainability in the construction and operation of the Company’s facilities; and the Company’s adherence to ethical governance practices throughout the Company. The report covers the year ended December 31, 2021 with supporting data from 2019-2021 where possible. The report showcases, among other items, the company-wide awareness and training programs, GEO’s commitment to a safe and humane environment for everyone in the Company’s care, employee diversity, addressing recidivism through the GEO Continuum of Care, the Company’s engagement efforts with its stakeholders, oversight and contract compliance, conservation measures and enhanced environmental sustainability efforts.

The ESG report was prepared with reference to the GRI Standards related to General Disclosures, Economic Topics, Environmental Topics and Social Topics based on the Global Reporting Initiative, or GRI, issued by the Global Sustainability Standards Board and the UN Guiding Principles on Business and Human Rights. GRI is an international independent standards organization created to help business, government and other organizations understand and communicate how their operations affect issues of global importance, such as human rights, corruption and climate change. GEO has referenced the GRI Standards and the UN Guiding Principles on Business and Human Rights as the Company has recognized the need for a transparent and disciplined enterprise-wide approach. In GEO’s pursuit of this approach, it has begun with the following set of ongoing objectives:

•	Provide greater transparency for GEO’s stakeholders and the general public with respect to the Company’s various efforts in all its facilities aimed at respecting human rights.

•	Enhance the Company’s ability to flag potential issues in all areas of its operations and compress the time it takes to respond with corrective measures.

•	Use widely accepted methodologies for evaluating performance and setting objectives for improvements in corporate governance, corporate social policy, environmental impact and energy conservation.

The 2021 Human Rights and ESG Report can be found at https://www.geogroup.com/ESG.

Human Rights Risk Assessment/Due Diligence

In December 2021, GEO created a new Board committee focused on criminal justice rehabilitation and human rights. In an effort to continue building upon GEO’s commitment to human rights, the Company is continuing to work with various stakeholders to take steps to improve disclosures addressing the Company’s commitment to human rights and its performance related to salient human rights risks.

Over the last 10 years, GEO has engaged with several shareholders and other stakeholders on matters related to human rights and environmental, social, and governance (ESG) best practices, and as a result of this engagement, GEO’s Board of Directors adopted a Global Human Rights Policy, and corresponding human rights training program for its employees, in 2013.

In September 2019, in response to a shareholder proposal that was approved during the 2019 annual meeting of shareholders, GEO published its first annual Human Rights and ESG report. GEO subsequently issued its second and third annual Human Rights and ESG reports in 2020 and 2021, with additional, enhanced disclosures.

GEO has continued to engage with shareholders and other stakeholders to address the important topic of human rights. GEO is currently evaluating several initiatives to continue to enhance its ESG and human rights disclosures.

One of the initiatives GEO recently undertook during 2022 was conducting a Human Rights Risk Assessment and Due Diligence process. The process focused on identifying salient human rights and included interviews with and feedback from a diverse group of internal and external GEO stakeholders. The results of this due diligence process were incorporated into the fourth Human Rights and ESG report. Moving forward, GEO expects to evaluate additional human rights initiatives, including a future review of GEO’s Global Human Rights Policy and its implementation.

Enhanced Political and Lobbying Disclosure

In February 2023, GEO published its enhanced Political Activity and Lobbying Report disclosure for 2022. In light of a shareholder proposal approved during the 2021 annual meeting of shareholders regarding lobbying disclosures, GEO undertook a review of its previous disclosure.

Based on this review and taking into consideration the shareholder feedback as presented in the shareholder proposal, as well as feedback provided by shareholders regarding political contributions disclosures, GEO enhanced its report to provide additional, more detailed information with respect to GEO’s lobbying activities and political contributions made at the corporate level and through its political action committee.

The enhanced Political Activity and Lobbying Report provides new and more detailed disclosures on GEO’s policies on lobbying activities and political contributions; the oversight of these policies and activities by the Nominating and Corporate Governance Committee of the Board of Directors; the employee-funded, non-partisan GEO Political Action Committee; breakdowns of political contributions made during 2022; breakdowns and disclosures of both direct and indirect lobbying expenditures during 2022, including expenditures on government relations consultants for direct lobbying, as well as payments made to trade and membership associations and chambers of commerce, inclusive of the estimated portion of those payments that was used for lobbying purposes; and disclosures of the fact that GEO did not make any payments during 2022 that were used for grassroots lobbying communications and that GEO is not a member of, and did not make any payments during 2022 to, any tax-exempt organizations that write or endorse model legislation.

The enhanced Political Activity and Lobbying Report for 2022 was reviewed and approved by the Nominating and Corporate Governance Committee of the Board of Directors in February 2023. The enhanced Political Activity and Lobbying Report for 2022 can be found at https://www.geogroup.com/Political_Engagement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2022 and 2021. The Audit and Finance Committee of GEO has appointed Grant Thornton LLP as GEO’s independent registered public accountants for the 2023 fiscal year. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2022 and 2021.

	2022	2021
Audit Fees(1)	$3,013,931	$2,707,053
Audit Related Fees(2)	$55,000	$762,598
Tax Fees	$290,834	$—
All Other Fees	$—	$—

Total	$3,359,765	$3,469,651

(1)

Audit fees for 2022 and 2021 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q and statutory requirements required domestically and internationally.

(2)

Audit related fees in 2022 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K. Audit related fees in 2021 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related and all other services provided by Grant Thornton to GEO in 2022 and 2021 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2022 and 2021 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by the Chairman with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2022 and 2021 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the employee stock purchase plan and our amended and restated 2018 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under the Securities Exchange Act of 1934 or Exchange Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Social Responsibility” on our homepage and then clicking the links “Governance with Integrity — Corporate Governance”.

Say-on-Pay Results

At our 2022 Annual Meeting of Shareholders, 55% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee recognizes the 2022 say-on-pay vote was significantly lower than our historical voting results for the say on pay proposal and significantly lower than the shareholder support that we strive for when designing and evaluating our compensation program. For the eight annual meetings of shareholders prior to the 2022 Annual Meeting of Shareholders, over 90% of the votes cast voted to approve the advisory resolution on our executive compensation.

The Company engages in shareholder outreach and engagement on a variety of topics that are of interest to our shareholders, including executive compensation. In 2022, prior to our 2022 Annual Meeting of Shareholders, the Company engaged extensively with the four institutional investors holding the largest positions in our common stock representing approximately 43% of the Company’s issued and outstanding common stock as of the most recently available Schedule 13F and Schedule 13G reports filed with the Securities and Exchange Commission prior to the record date of February 18, 2022 for the 2022 Annual Meeting of Shareholders. Our shareholder outreach efforts involved members of management and our Board of Directors, specifically, our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Corporate Relations and the Chair of the Compensation Committee at that time. Shareholders welcomed the opportunity to discuss compensation-related matters directly with the Company and the Company welcomed the helpful and insightful responses and feedback. Through conversations with our shareholders, we were able to articulate the Company’s rationale for executive compensation and Dr. Zoley’s succession plan. We gained valuable perspectives, and look forward to continued dialogue with our shareholders.

The Compensation Committee understands the concerns raised by select shareholders but on balance believed at the time of approving the CEO succession plan and still believes today that it made the right decision in totality to ensure a smooth and successful CEO succession given the unique nature of the Company’s business and the institutional knowledge and experience Dr. Zoley has which was critical to retain as part of the CEO succession. Additionally, the elements and structure of the CEO succession plan as set forth in the most recent employment agreements entered into by Dr. Zoley and Mr. Gordo had already been negotiated, approved and executed prior to the time of our shareholder outreach and engagement and the “say-on-pay” vote. The Compensation Committee views the CEO succession plan as a unique and non-recurring event.

Under Dr. Zoley’s leadership as Executive Chairman, in the first full year of the CEO succession plan, the financial results in 2022 were the best in the Company’s history. There are other notable accomplishments, as well. Dr. Zoley oversaw a comprehensive refinancing of the Company’s $2 billion of debt, lifting that overhang item of concern to many shareholders. Dr. Zoley completed the restructuring of the Legal Department through additional staffing enabling the Company to be more self-sufficient and cost effective in handling complex litigation. Additionally, Dr. Zoley initiated a re-negotiation of vendor contracts and management responsibilities in the BI Division overseeing the fastest growing portion of company growth under ICE Alternatives to Detention (ATD) contract.

The Compensation Committee believes that the historically positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2022 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. The Compensation Committee and the Board of Directors will continue to consider shareholder feedback and the outcomes of the future say-on-pay votes when evaluating our executive compensation programs and policies and making compensation decisions for our named executive officers. During 2022, the Compensation Committee continued the compensation program in place during 2021 with the changes noted below under the section titled, “Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined”.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive and director compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

During 2022, the Compensation Committee engaged Pay Governance to perform the following services: (i) a peer group analysis and review of the compensation levels of the executive officers; (ii) review the proxy statement for the 2022 Annual Meeting of Shareholders including consultation related to the Compensation Discussion & Analysis section of the proxy statement; (iii) calculation of the Total Shareholder Return (“TSR”) Performance to determine the performance-based restricted stock payout levels; (iv) calculation of the Accounting Fair Value for performance-based restricted stock awards; (v) a peer group analysis and review of non-employee director compensation; (vi) a review of executive compensation trends and developments; and (vii) recommendations for an updated, non-REIT peer group to be used in the performance-based equity compensation. Other than as described above, Pay Governance was not asked to perform any other services for us in 2022. GEO paid Pay Governance a total of $118,076 related to its work for the Compensation Committee in 2022.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the position of Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. Annually, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee views peer group data as one factor in assisting its compensation decisions. Due to the transition from REIT status in late 2021, the Compensation Committee continued to review compensation data from the REIT peer group while also referencing market data from a broad survey of general industry companies with revenues between $1 and $3 billion.

The REIT peer group (the same peer group used in 2021) consisted of the following companies:

Alexandria Real Estate Equities, Inc.	Iron Mountain Incorporated
AvalonBay Communities, Inc.	Lamar Advertising Company
Boston Properties, Inc.	Mid-America Apartment Communities, Inc.
CoreCivic, Inc.	Outfront Media Inc.
Digital Realty Trust, Inc.	Realty Income Corporation
Equity Residential	SBA Communications Corporation
Essex Property Trust, Inc.	Veritas, Inc.
Extra Space Storage Inc.	Vornado Realty Trust
Healthpeak Properties, Inc.	Welltower Inc.

In 2022, the Compensation Committee asked Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, and the compensation levels of our named executive officers.

In July 2022, the Compensation Committee approved the use of the following companies in its future peer group analyses which reflect GEO’s decision to terminate its REIT election and the resulting reclassification of GEO’s Global Industry Classification Standard. When evaluating pay levels and practices of peer companies, the Compensation Committee focused on data from the peer group below of companies in the security and alarm services, the commercial services and supplies and the healthcare facilities categories with similar revenues and market cap:

ACCO Brands Corporation	Interface, Inc.
Brady Corporation	KAR Auction Services, Inc.
Bright View Holdings, Inc.	Matthews International Corporation
Clean Harbors, Inc.	MillerKnoll, Inc.
CoreCivic, Inc.	MSA Safety Incorporated
Deluxe Corporation	Pitney Bowes Inc.
Driven Brands Holdings Inc.	Steelcase Inc.
Harsco Corporation	Stericycle, Inc.
Healthcare Services Group, Inc.	Surgery Partners, Inc.
HNI Corporation	The Brinks Company
IAA, Inc.	UniFirst Corporation

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our reduction of net recourse debt;

•	Achievement of strategic operating objectives;

•	The performance of our senior management team;

•	Our prospects for future growth in revenues and profitability; and

•	Our stock price performance.

Applying these factors to our Company during the previous several years in setting named executive officer compensation, the Compensation Committee considered the following:

•

On August 19, 2022, we completed a series of transactions to exchange certain of our outstanding 5.125% Senior Notes due 2023, 5.875% Senior Notes due 2024, 6.00% Senior Notes due 2026 and certain revolving credit loans and term loans under our senior secured credit facility into newly issued Senior Second Lien Secured Notes and a new Exchange Credit Agreement. These transactions staggered our outstanding debt maturities over a longer period of time and significantly reduced our near-term debt maturities. We reduced our net debt to approximately $1.977 billion and our net leverage to approximately 3.7 times Adjusted EBITDA by year-end 2022, marking substantial progress towards our goal of reducing our net leverage to below 3.5 times Adjusted EBITDA by the end of 2023 and to below 3 times Adjusted EBITDA by the end of 2024. Since the beginning of 2020, we have reduced our overall net recourse debt by more than $450 million.

•	During 2022, our stock price increased from $7.85 on the first trading day in January 2022 to $10.95 on the last trading day in December 2022, an increase of approximately 40%.

•

For the full year 2022, we reported total revenues of $2.4 billion, Net Income Attributable to GEO of $171.8 million, Adjusted EBITDA of $539.2 million and Adjusted Funds from Operations of $2.52 per diluted share. Since 2017, GEO has grown Adjusted EBITDA at a compounded annual growth rate of 5.13% (for a reconciliation of GAAP measures to the Non-GAAP measures referenced in this bullet, please see our Current Report on Form 8-K filed on February 21, 2023).

•

In 2022, we signed a five-year contract renewal for the 780-bed Florence West Correctional and Rehabilitation Facility in Arizona as well as a two-year contract renewal for the 3,400-bed Kingman Correctional and Rehabilitation Facility in Arizona. In addition, we were notified by the United States Marshals Service of the agency’s intent to exercise the five-year contract option period for our 768-bed Robert Deyton Facility in Georgia. Additionally, during 2022 the United States Marshals Service exercised the contract option period to continue to utilize the 770-bed Western Region Detention Facility in San Diego, California through September 30, 2023. We also renewed five residential reentry contracts, including four contracts with the Federal Bureau of Prisons.

•

During 2022, we sold our equity investment interest in the government-owned Ravenhall Correctional Centre project in Australia for approximately $84 million in gross proceeds, pre-tax to an unrelated third party.

•

Ensuring the health and safety of all those entrusted to our care and of our employees has always been our number one priority. Throughout the COVID-19 pandemic, we have implemented a number of COVID-19 mitigation initiatives. We have issued guidance to all our facilities, consistent with the guidance issued for correctional and detention facilities by the Centers for Disease Control and Prevention. We increased testing capabilities at our secure services facilities and entered into contracts with multiple commercial labs to provide adequate testing supplies and services. We administered COVID-19 vaccines and boosters.

•

Although we faced a challenging financial and operational environment in 2022 associated with the global COVID-19 pandemic and the impact of the executive order directing the United States Attorney General not to renew Department of Justice contracts with privately operated criminal detention facilities, we generated a strong level of revenue and profitability and believe we have become the most diversified service provider amongst our competitors.

•

Throughout the year, our GEO Secure Services facilities successfully underwent over 150 audits, including internal audits, government reviews, third-party accreditations, and certifications. Our GEO Reentry Services renewed 31 residential reentry contracts, including 15 contracts with the Federal Bureau of Prisons. We also renewed 33 contracts for our non-residential and day reporting centers. Our Electronic Monitoring and

Supervision Services segment also continued to grow in 2022 with annual revenues increasing by 78%. Our GEO Transport, Inc. division safely completed approximately more than 17 million miles in the U.S. and internationally.

•

Despite facing the continued challenges associated with the COVID-19 pandemic, during 2022, the GEO Continuum of Care programs achieved the following important milestones: (i) completed approximately 3.5 million hours of rehabilitation programming; (ii) achieved approximately 40,000 behavioral program completions; (iii) awarded approximately 2,400 GEDs and high school equivalency degrees; (iv) achieved more than 34,000 individual cognitive behavioral sessions; (v) awarded approximately 8,100 vocational training certifications; (vi) provided post-release support services to more than 2,500 individuals returning to their communities, with over 700 post-release participants attaining employment; and (vii) awarded more than 7,300 substance abuse treatment program completions.

•

In 2022, we engaged a leading ESG and sustainability consulting and research firm to facilitate and assist us with conducting a Human Rights Risk Assessment/Due Diligence focused on identifying human rights risks that are salient to the Company’s stakeholders and operations. During 2022, we also published our fourth annual Human Rights and ESG Report. The comprehensive report built on our first three Human Rights and ESG Reports published in 2019, 2020 and 2021 and the Global Human Rights Policy adopted by our Board of Directors in 2013 and provided disclosures related to how we inform our employees of our long-standing commitment to respecting human rights, the criteria we use to assess human rights performance, our contract compliance program and independent verification of our performance by third party organizations, and the salient inmate/detainee/resident rights and salient employee rights that ranked very high, high and moderate as a result of the Human Rights Risk Assessment/Due Diligence process we undertook in 2022.

•

We believe the efforts undertaken by our senior management team over the past several years to maintain and expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are strong prospects for revenue and profit in our industry.

•

Our senior management team has consistently demonstrated the ability, over a long period of time, to manage through and capably address and mitigate the key risks that face our business on an ongoing basis.

Our senior management team has consistently made delivering shareholder value a priority. We have experienced volatility and downward pressure on our stock price during the past few years as a result of a number of factors, including the political opposition to the use of public-private partnerships for secure facilities, processing centers and community reentry centers and concerns regarding our future access to financing.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Performance-based equity compensation

•	Time-based equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

CEO Succession Plan

As we discussed in our proxy statement for the 2022 annual meeting of shareholders, we implemented a CEO succession plan in 2021 (the “Succession Plan”). In connection with the Succession Plan, the Compensation Committee made determinations regarding compensation in connection with the CEO transition for Messrs. Zoley and Gordo and entered into executive employment agreements with each of Messrs. Zoley and Gordo, and the terms of such executive employment agreements govern the various elements of compensation paid to Messrs. Zoley and Gordo, as may be modified by the Compensation Committee.

Upon the termination of Dr. Zoley’s employment under the Executive Chairman Agreement by GEO without Cause, by Dr. Zoley for Good Reason, or as a result of the death or Disability of Dr. Zoley (the “Involuntary Termination Date”), GEO shall pay Dr. Zoley a termination payment (the “Termination Payment”) equal to two (2) times the sum of (a) Dr. Zoley’s Base Salary and (b) the target Bonus. For purposes of the Executive Chairman Agreement, “Good Reason” shall exist if (i) there is a material reduction in Dr. Zoley’s authority, duties or responsibilities thereunder, including any requirement that Dr. Zoley is required to report to any person or entity other than the Board; (ii) any material reduction to Dr. Zoley’s Base Salary, Bonus, Equity Award or Retirement Credit; (iii) GEO requires Dr. Zoley to change the geographic location at which he must perform services under this Agreement more than 50 miles from the location at which he was principally employed; or (iv) any material breach of this Agreement by GEO; provided, however, Good Reason will only exist if Dr. Zoley gives GEO written notice of the existence of the above referenced event within ninety (90) days of the initial existence of such event and GEO fails to remedy such event within 90 days of such notice.

The Board recognizes that under normal circumstances, it is less common for the Executive Chairman of a company to be the highest paid named executive officer. In implementing the Succession Plan, the Board considered that Mr. Gordo has a unique and diverse executive and managerial skillset and brings to GEO extensive and valuable experience in business operations, organizational management and leadership, finance, corporate law, private equity, capital markets transactions, and mergers and acquisitions. However, he does not possess the extensive correctional and government services industry experience that Dr. Zoley has. Dr. Zoley founded GEO approximately 40 years ago, has been GEO’s only prior Chief Executive Officer and is considered one of the founders of the industry GEO operates in. His institutional knowledge and experience are unmatched and would be nearly impossible to replace over the course of the next five years in the judgment of GEO’s Board of Directors. Dr. Zoley has been instrumental in developing GEO into a leading worldwide company in a highly complex, heavily regulated, and often politically impacted industry, involving the provision of support services for secure correctional facilities, immigration processing centers, community reentry centers and programs, and electronic monitoring services.

Considering these factors, the Board believed it was imperative to retain Dr. Zoley’s services to ensure a successful CEO succession and determined it was appropriate to initially set Dr. Zoley’s compensation at a higher level than Mr. Gordo’s with a plan to transition this pay relationship over time. It is the Board’s expectation that as Mr. Gordo gains further experience in the role of CEO under Dr. Zoley’s guidance and tutelage, over time, his compensation will increase accordingly, and he will become GEO’s highest paid named executive officer. For 2022, excluding the impact of the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for Dr. Zoley as reported in the Summary Compensation Table, Mr. Gordo was the highest paid named executive officer.

Base Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee.

For 2022, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Evans, and Black by approximately 5%, increase the annual base salary of Mr. Gordo by approximately 8% and increase the annual base salary of Ms. Schlarb by approximately 9% as compared to their 2021 annual base salaries following their individual performance assessments reflecting their contributions to the strong financial and operational performance of the Company and a review of projected salary increases in the market.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as Amended and Restated on April 27, 2016 (the “plan”), which was approved by our shareholders at the Company’s 2016 annual meeting of shareholders in accordance with the performance-based compensation exception (“Performance-Based Exception”) under Section 162(m) of the Internal Revenue Code (“Code”). The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income for the fiscal year. We believe revenue and net income are meaningful metrics to assess our performance. The metrics are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Amended and Restated Senior Management Performance Award Plan. For 2022, the Compensation Committee determined that based on market changes in executive compensation, it was appropriate to make adjustments to the annual incentive target amount as a percentage of salary for the Chief Executive Officer adjusting the target to 100% from 85%, for the Chief Financial Officer adjusting the target to 80% from 75% and for the Senior Vice Presidents adjusting the target to 75% from 70%. There were no changes to the annual incentive target amount as a percentage of salary for the Executive Chairman which remained at 100% pursuant to the terms of the Executive Chairman Agreement.

Named Executive Officer	Annual Incentive Target Amount (As a Percentage of Salary)
Executive Chairman	100%
Chief Executive Officer	100%
Chief Financial Officer	80%
Senior Vice Presidents	75%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	90%	100%	110%
Payout	50%	100%	200%

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, or change the class of eligible employees.

2022 Cash Incentive Outcomes

The net income target for 2022 was set at $93.0 million, a decrease of $86 million or 48% compared to adjusted net income achieved during 2021. The 2021 performance metric used was based on adjusted net income which reflected adjustments for the change in tax structure from a REIT to a C Corporation.

The revenue target for 2022 was set at $2.17 billion, a decrease of $87.0 million or 4% compared to revenue achieved during 2021. The Compensation Committee determined it was appropriate to set the net income targets and revenue targets for 2022 at a reduced level compared to net income and revenue achieved for 2021 due to the challenging financial and operational environment in 2022 associated with the continuation of the impacts from the global COVID-19 pandemic and the impact of the executive order directing the U.S. Attorney General not to renew Department of Justice contracts with privately operated criminal detention facilities.

In 2022, the Company achieved net income performance above the target performance objective and achieved revenue performance above the target performance objective. The Company believes its strong performance for 2022 is the result of the Company’s multiyear diversification strategy, which has allowed the Company to establish industry-leading positions across the whole spectrum of correctional, detention and community-based services.

FY 2022 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Net income	65%	$93.0	$171.7	168.8%	200%
Revenue	35%	$2,170.0	$2,377.0	109.5%	195%
				Weighted Payout as % of Target	198.4%

Based on these results, the following annual incentive amounts were awarded to the named executive officers for fiscal year 2022 performance:

Executive	FY ‘22 Target Incentive ($)	Corporate Financial Performance Factor	Target x Financial Performance Factor ($)	Actual Incentive Earned ($)
George C. Zoley	1,050,000	198.39%	2,083,065	2,083,065
Jose Gordo	975,000	198.39%	1,934,274	1,934,274
Brian R. Evans	540,000	198.39%	1,071,290	1,071,290
Ann M. Schlarb	412,500	198.39%	818,347	818,347
James H. Black	393,750	198.39%	781,149	781,149

2022 Equity Incentive Awards

Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to support a performance-oriented culture and to further align the interests of management and our shareholders.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer (other than for his awards), the share usage rates and potential dilution to shareholders, competitive market practices, the overall performance of the Company and the individual performances of the grantees.

On March 1, 2022, GEO made its annual grants of performance-based restricted stock to our named executive officers, other than Dr. Zoley, that vest, if earned, on March 15, 2025 using the same performance criteria as the grants made in 2021.

Pursuant to the terms of the Executive Chairman Agreement, Dr. Zoley receives shares of restricted stock with a grant date fair value equal to 100% of his base salary that vest on the one-year anniversary of the grant date.

For 2022, 100% of our equity incentive awards provided to the NEOs, except for Dr. Zoley, were in the form of performance-based restricted stock awards which was more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 54% of their long-term incentive to NEOs in performance-based equity awards and 46% in time-vested equity.

The following table lists the number of time-based shares of restricted stock and performance-based shares of restricted stock granted to each named executive officer in 2022:

Executive	Number of Time-Based Restricted Shares Granted in 2022	Number of Performance Shares Granted in 2022	Approved Value on Date of Grant(1)
George C. Zoley	173,612	—	$1,000,005
Jose Gordo	—	250,000	$1,440,000
Brian R. Evans	—	125,000	$ 720,000
Ann M. Schlarb	—	100,000	$ 576,000
James H. Black	—	100,000	$ 576,000

(1)

The approved value on the date of grant reflects the number of shares granted multiplied by the closing share price on the date of grant. The closing share price for each grant was $5.76 on March 1, 2022. We note that this value differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements.

Specifically, the performance targets for the 2022 performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the return on capital employed (“ROCE”) metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded. Additionally, if the current trend of higher interest rates continues, it is likely to require higher levels of net income to achieve the same historical level of ROCE due to increases in the cost of capital.

Additionally, there is a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period. Performance below threshold results in 0% payout on that specific metric. The relative TSR metric uses S&P 600 companies in the Commercial & Professional Services GICS code.

Equity Incentive Outcomes for 2020 to 2022 Performance Cycle

On March 1, 2020, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three-year period beginning January 1, 2020 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2022. This was prior to Mr. Gordo’s appointment as Chief Executive Officer and Mr. Black’s appointment to Senior Vice President, President GEO Secure Services and as a result they were not eligible and did not receive a grant of performance-based restricted stock. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the FTSE NAREIT Equity REITs Index, the Company’s 2020-2022 TSR of -14.5% places the Company in the 44th percentile of the peer group which results in a TSR component payout of 79.0%. Management of the Company calculated the return on capital employed component of the performance-based restricted stock to be 12% which results in a ROCE component payout of 200% of the target award. Based on the calculations of the TSR component and the ROCE component, management of the Company certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined award payout is approximately 140% of the target award. After reviewing the information provided to the Compensation Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2020-2022 Cycle
Executive	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	150,000	140%	209,250
Jose Gordo	—	—	—
Brian R. Evans	116,666	140%	162,750
Ann M. Schlarb	32,500	140%	45,338
James H. Black	—	—	—

2023 Compensation Actions

Base Salary

For 2023, our Compensation Committee determined it was appropriate to increase the annual base salaries of Messrs. Zoley, Gordo, Evans, and Black by approximately 3% as compared to their 2022 annual base salaries following their individual performance assessments reflecting their contributions to the strong financial and operational performance of the Company and a review of projected salary increases in the market. Ms. Schlarb retired effective January 31, 2023. This level of base salary increase is consistent with increases and the salary budget for the broad-based, non-union employee population.

Annual Cash Incentive Opportunities

The annual cash incentive compensation for fiscal year 2023 performance will be determined under the Senior Management Performance Award Plan consistent with the methodology used in 2022 based on the budgeted net income and budgeted revenue 2023 performance goals set by the Compensation Committee. There were no changes to the individual target percentages of any of the NEOs.

Equity Awards

The Compensation Committee granted performance-based restricted stock awards on March 1, 2023 to our named executive officers, other than Dr. Zoley, that will vest on March 15, 2026 based on two performance metrics measured from January 1, 2023 to December 31, 2025 as follows: (i) 50% of the shares of restricted stock in each award vest if GEO meets certain relative TSR performance targets for the 3-year period; and (ii) 50% of the shares of restricted stock in each award can vest if GEO meets certain ROCE performance targets for the 3-year period.

Pursuant to the Executive Chairman Agreement, Dr. Zoley received a grant of restricted stock on March 1, 2023 with a grant date fair value equal to 100% of his base salary that vest on the one-year anniversary of the grant date.

The following lists the number of time-based shares of restricted stock and performance-based shares of restricted stock granted to each of the named executive officers on March 1, 2023:

Executive	Number of Time-Based Restricted Shares Granted in 2023	Number of Performance Based Restricted Stock Granted in 2023	Value on Date of Grant $9.07/share(1)
George C. Zoley	119,239	—	$1,081,498
Jose Gordo	—	110,722	$1,004,250
Brian R. Evans	—	61,323	$556,200
Ann M. Schlarb(2)	—	—	—
James Black	—	44,715	$405,563

(1)

The value on the date of grant reflects the number of shares authorized multiplied by the closing share price on the date of grant. The closing share price was $9.07 on March 1, 2023. We note that this value will differ from the value that will be disclosed in the 2023 Summary Compensation Table where the portion of the shares covered by the Relative TSR metric will be valued based on a Monte Carlo simulation model per the SEC’s requirements.

(2)	Ms. Schlarb retired from her executive officer role effective January 31, 2023.

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected in the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreement in the case of Dr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under the deferred compensation plan; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate aircraft. For 2022, Dr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft, Mr. Gordo was allotted ten (10) hours of personal use of the corporate aircraft and Mr. Evans was allotted five (5) hours of personal use of the corporate aircraft.

Senior Officer Retirement Plan. Messrs. Gordo, Evans and Black and Ms. Schlarb participated during 2022 in our senior officer retirement plan, which is offered to our senior officers. Ms. Schlarb retired effective January 31, 2023. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Dr. Zoley’s Executive Retirement Agreement

Pursuant to the terms of the 2021 Amended and Restated Retirement Agreement, dated as of May 27, 2021, entered into between the Company and Dr. Zoley (the “2021 Amended and Restated Retirement Agreement”), upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay to Dr. Zoley an amount equal to $3,600,000 which shall be paid in cash (the “2021 Grandfathered Payment”). The value of $3,600,000 was determined based on the approximate value of the retirement payment due to Dr. Zoley under the prior retirement agreement that was payable in shares of GEO common stock based on the closing price per share prior to entering into the 2021 Amended and Restated Retirement Agreement. The payment shall be credited with interest at a rate of 5% compounded quarterly (the “Grandfathered Earnings Account”). Additionally, at the end of each calendar year the Company will credit an amount equal to $1,000,000 provided that Dr. Zoley is still providing services to the Company pursuant to the Executive Chairman Agreement (the “Employment Contributions Account”). The Employment Contributions Account will be credited with interest at the rate of 5% compounded quarterly (approximately 22% annually). Upon the date that Dr. Zoley ceases to provide services to the Company, the Company will pay Dr. Zoley in one lump sum cash payment each of the 2021 Grandfathered Payment, the Grandfathered Earnings Account and the Employment Contributions Account subject to the six-month delay provided in the 2021 Amended and Restated Retirement Agreement. The balance of the 2021 Grandfathered Payment and the Employment Contributions Account was $7.0 million at December 31, 2022.

Deferred Compensation Plan. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Messrs. Evans and Black participate in the deferred compensation plan. Ms. Schlarb participated in the deferred compensation plan prior to her retirement.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

In 2022, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of executive and director compensation levels, policies,

practices, and procedures with a comparison to a set of peer companies selected by the Compensation Committee with input from Pay Governance. In 2021, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report of its review and analysis of the proposed compensation relating to the CEO succession for Dr. Zoley in his new role as Executive Chairman and Mr. Gordo as Chief Executive Officer. In 2022, the Compensation Committee requested that Pay Governance provide the Compensation Committee with a report on executive compensation trends and developments. Pay Governance prepared and submitted the various reports and presentations to the Compensation Committee and, on occasion, discussed the content with the Chairman of the Compensation Committee prior to Compensation Committee meetings.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our Board members. The guidelines, as most recently amended in 2018, require our CEO to maintain equity holdings in GEO equal in value to at least 6 times his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3 times their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3 times their annual cash retainers. The guidelines as most recently amended also specify that shares which will count toward the total share ownership requirement are actual shares owned, options and restricted shares, vested and unvested, and unvested performance share awards at the threshold level. Performance share awards at the target and maximum level will not be counted until the performance metrics have been met and the performance shares have vested. All senior executive officers and directors must satisfy the stock ownership guidelines five years from their appointment as a director or a senior executive officer. Each of our senior executive officers and directors has satisfied such guidelines or has time remaining to do so under the guidelines. The Compensation Committee oversees the stock ownership guidelines and any amendments to the stock ownership guidelines.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient and in the event of a required accounting restatement of GEO’s financial statements (whether or not based on misconduct) due to the material noncompliance of GEO with any financial reporting requirement under U.S. federal securities laws.

Prohibition of Hedging and Pledging of Company Shares

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in hedging transactions to hedge against losses on the Company’s securities, including but not limited to collars, forward sale contracts, trading in publicly traded options, puts, calls or other derivative instruments, and engaging in short sales of the Company’s securities. Additionally, directors, officers and employees may not hold Company securities in margin accounts or otherwise pledge Company securities as collateral for a loan unless a waiver from this restriction is granted by the Chief Executive Officer or the Chairman of the Compensation Committee.

Conclusion

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Terry Mayotte, Chairman

Anne N. Foreman

Andrew Shapiro

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2022, 2021 and 2020, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers as of December 31, 2022 of GEO other than the executive officers that served as Chief Executive Officer or Chief Financial Officer during the fiscal year ended December 31, 2022. For fiscal year ended 2021, Dr. Zoley served as Chairman of the Board and Chief Executive Officer until July 1, 2021, when he was appointed Executive Chairman. Mr. Gordo was appointed Chief Executive Officer effective July 1, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
George C. Zoley(6) Executive Chairman, Former CEO & Founder	2022	1,050,000	—	1,000,005	2,083,065	2,070,851	112,596	6,316,517
	2021	1,085,156	—	1,978,000	2,292,565	(566,232)	6,480,759	11,270,248
	2020	1,170,311	—	2,452,500	1,755,467	(3,389,833)	53,449	2,041,894

Jose Gordo(6) Chief Executive Officer	2022	975,000	—	1,560,000	1,934,274	—	61,998	4,531,272
	2021	450,000		391,253	636,485	—	123,469	1,601,207
	2020	—		86,376	—	—	117,500	203,876

Brian R. Evans Senior Vice President & CFO	2022	675,000	—	780,000	1,071,290	—	20,904	2,547,194
	2021	639,416	—	1,408,699	797,997	129,915	17,676	2,993,703
	2020	639,416	—	817,500	479,562	458,169	22,606	2,394,647

Ann M. Schlarb Former Senior Vice President & President; GEO Care	2022	550,000	—	624,000	818,347	—	15,993	2,008,340
	2021	459,900	—	426,880	535,696	118,449	15,993	1,556,918
	2020	459,900	—	531,375	321,930	164,260	17,805	1,495,270

James Black Senior Vice President, President Secure Services	2022	525,000	—	624,000	781,149	—	22,664	1,952,813
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2022, 2021 and 2020 for each named executive officer. Stock awards granted in 2022, 2021 and 2020, with the exception of Dr Zoley, were performance-based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2023.

(2)

The 2022 approved values on the date of grant, which reflects the number of shares granted at the closing price at the date of grant, for Messrs. Gordo, Evans, and Black and Ms. Schlarb were $1,440,000, $720,000, $576,000 and $576,000, respectively. We note that this differs from the value disclosed in the Summary Compensation Table where the portion of the shares covered by the Relative TSR metric are valued based on a Monte Carlo simulation model per the SEC’s requirements. The value based on the Monte Carlo simulation for the Relative TSR metric was $6.72 on March 1, 2022, as compared to the actual closing share price of $5.76 on March 1, 2022. The Compensation Committee views the closing share price on the date of grant to be a fair reflection of the targeted value delivered on the date of grant.

(3)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2022,

2021 and 2020, and paid in 2023, 2022 and 2021, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2022, the target net income and revenue was $93.0 million and $2,170.0 million, respectively. The actual 2022 results achieved for net income and revenue was $171.7 million and $2,376.7 million, respectively.

(4)

Figures in this column consist of amounts accrued in 2022, 2021 and 2020 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. Mr. Evans and Ms. Schlarb had negative changes in pension value of $560,236 and $38,651, respectively, which have been excluded from this column. With respect to Dr. Zoley, the amount reflected in the row for 2022 reflects a gain of $2,070,851 related to the increase in value as of December 31, 2022. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(5)

The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2022, 2021 and 2020:

All Other Compensation
Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Home Security ($)	Board Fees ($)(d)	Severance Payments ($)	Total All Other Compensation ($)(d)
George C. Zoley	2022	—	31,500	4,191	74,300	2,605	—	—	112,596
	2021	(5,628)	33,170	4,191	17,971	—	—	6,431,055	6,480,759
	2020	8,729	25,097	4,352	15,271	—	—	—	53,449

Jose Gordo	2022	11,384	11,235	—	39,379	—	—	—	61,998
	2021	2,807	10,037	—	—	—	110,625	—	123,469
	2020		—	—	—	—	—	—	—

Brian R. Evans	2022	8,948	—	1,242	8,916	1,798	—	—	20,904
	2021	8,831	—	1,242	7,603	—	—	—	17,676
	2020	8,831	—	1,290	—	12,485	—	—	22,606

Ann M. Schlarb	2022	11,226	3,732	1,035	—	—	—	—	15,993
	2021	9,492	13,375	1,035	—	—	—	—	23,902
	2020	7,683	9,047	1,075	—	—	—	—	17,805

James Black	2022	7,138	14,927	599	—	—	—	—	22,664
	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—

(a)

Under our executive automobile policy, the executive is required to make contributions to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)

We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)

We provided certain perquisites to the named executive officers for personal use of the Company’s leased aircraft. For 2022, Dr. Zoley was allotted thirty (30) hours of personal use of the Company aircraft, Mr. Gordo was allotted ten (10) hours of personal use of the Company aircraft and Mr. Evans was allotted five (5) hours of personal use of the Company aircraft. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

(d)	For Mr. Gordo, the column “Board Fees” includes $110,625 in compensation he earned as a director of the Company in 2021 prior to being appointed as Chief Executive Officer effective July 1, 2021.

(6)

For fiscal year ended 2021, Dr. Zoley served as Chairman of the Board and Chief Executive Officer until July 1, 2021, when he was appointed Executive Chairman. Mr. Gordo was appointed Chief Executive Officer effective July 1, 2021.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreement for George C. Zoley

The Company and Dr. Zoley entered into on May 27, 2021 an Executive Chairman Employment Agreement effective as of July 1, 2021 (the “Executive Chairman Agreement”). Pursuant to the terms of the Executive Chairman Agreement, Dr. Zoley serves as Executive Chairman assisting the new Chief Executive Officer in his transition, among other duties and responsibilities, and reports directly to the Board of Directors for a term of five years ending on June 30, 2026 and subject to automatic renewals for one-year periods unless either the Company or Dr. Zoley gives written notice at least 1 year prior to the expiration of the term. Under the terms of the Executive Chairman Agreement, Dr. Zoley will be paid an annual base salary of $1.0 million and will be eligible to receive target annual performance awards equal to 100% of base salary in accordance with the terms of any plan governing senior management performance awards. Dr. Zoley will also be entitled to receive an annual equity incentive award with a grant date fair value equal to 100% of base salary and subject to a time-based vesting schedule of one (1) year from the date of grant. Lastly, Dr. Zoley is entitled to participate in all benefits and perquisites available to executive officers of GEO.

The Executive Chairman Agreement provides that upon the termination of the Executive Chairman Agreement by the Company without cause, by Dr. Zoley for good reason or upon Dr. Zoley’s death or disability, Dr. Zoley will be entitled to receive a termination payment equal to two times the sum of his annual base salary and the target bonus. In addition, the unvested portion of any equity award will fully vest and the Company will provide Dr. Zoley and any of his covered dependents with the executive benefits beginning on the date that they are no longer entitled to the fringe benefits under the separation agreement until the ten (10) year anniversary of the date of termination of the Executive Chairman Agreement. For purposes of the Executive Chairman Agreement, “Good Reason” shall exist if (i) there is a material reduction in Dr. Zoley’s authority, duties or responsibilities thereunder, including any requirement that Dr. Zoley is required to report to any person or entity other than the Board; (ii) any material reduction to Dr. Zoley’s Base Salary, Bonus, Equity Award or Retirement Credit; (iii) GEO requires Dr. Zoley to change the geographic location at which he must perform services under this Agreement more than 50 miles from the location at which he was principally employed; or (iv) any material breach of this Agreement by GEO; provided, however, Good Reason will only exist if Dr. Zoley gives GEO written notice of the existence of the above referenced event within ninety (90) days of the initial existence of such event and GEO fails to remedy such event within 90 days of such notice.

Upon the termination of the Executive Chairman Agreement by GEO for cause or by Dr. Zoley without good reason, Dr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including the retirement benefit due to him under his executive retirement agreement. The Executive Chairman Agreement contains restrictive covenants, including a non-competition covenant that runs through the three (3) year period following the termination of the executive’s employment, and customary confidentiality and work product provisions.

Executive Employment Agreement for Jose Gordo

Mr. Gordo and the Company entered into an Executive Employment Agreement (the “CEO Employment Agreement”) on May 27, 2021 to provide that Mr. Gordo will be employed by the Company for a three-year term beginning July 1, 2021 (the “Effective Date”). Unless the CEO Employment Agreement is sooner terminated, or not renewed, it will automatically extend upon the end of its initial term for a rolling three-year term. Pursuant to the terms of the CEO Employment Agreement, Mr. Gordo will serve as Chief Executive Officer and report directly to the Executive Chairman. Either Mr. Gordo or the Company may terminate Mr. Gordo’s employment under the CEO Employment Agreement for any reason upon not less than thirty (30) days written notice.

Under the terms of the CEO Employment Agreement, Mr. Gordo will be paid an annual base salary of $900,000, subject to the review and potential increase within the sole discretion of the Compensation Committee. Mr. Gordo will also be entitled to receive a target annual performance award of 85% of Mr. Gordo’s base salary and will also be entitled to participate in the Company’s stock incentive plan and upon the Effective Date, the Company granted Mr. Gordo an award of 50,000 performance-shares that will vest ratably over a three-year period.

The CEO Employment Agreement provides that upon the termination of the agreement by Mr. Gordo for good reason, by the Company without cause or upon the death or disability of Mr. Gordo, he will be entitled to receive a termination payment equal to two (2) times the sum of his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. The Company will also continue to provide Mr. Gordo and any covered dependents with the Executive Benefits as defined in the CEO Employment Agreement for a period of five (5) years after the date of termination. In the event of Mr. Gordo’s death within such five (5) year period, the Company will continue to provide the Executive Benefits to Mr. Gordo’s covered dependents, and, if applicable to Mr. Gordo’s estate. In addition, the CEO Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the CEO Employment Agreement provides that GEO will pay the residual cost of the lease. In the event the Company does not pay the termination payment by the due date, then any unpaid amount shall bear interest at the rate of eighteen percent (18%) per annum, compounded monthly, until paid. Lastly, all of the outstanding and unvested stock options and restricted stock granted to Mr. Gordo prior to termination will fully vest immediately upon termination; provided, however that any restricted stock that is subject to performance-based vesting shall only vest when and to the extent the Compensation Committee certifies that the performance goals are actually met.

Upon the termination of the CEO Employment Agreement by GEO for cause or by Mr. Gordo without good reason, Mr. Gordo will be entitled to only the amount of compensation that is due through the effective date of the termination. The CEO Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality and work product provisions.

Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans and Black and we had a senior officer employment agreement with Ms. Schlarb prior to her retirement. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent their earlier termination.

The amounts of base salaries that were paid to each of these executives during fiscal years 2022, 2021 and 2020 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described above in the Compensation Discussion & Analysis section.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that GEO will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options and restricted stock will fully vest immediately, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals were actually met.

Upon the termination of the employment agreements by GEO for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the employment agreements, annual base salaries for 2022 approved by the Compensation Committee for Messrs. Evans, Black and Ms. Schlarb were $675,000, $525,000, and $550,000, respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Evans, Black and Ms. Schlarb fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the Compensation Committee. Performance based awards will only vest upon the determination by the Compensation Committee that the established performance goals have been met.

Executive Retirement Agreement

Please see the “Compensation Discussion & Analysis” section above for a discussion of the Amended and Restated Retirement Agreement the Company has in place with Dr. Zoley.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its senior officers, including Messrs. Gordo, Evans, and Black and Ms. Schlarb. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty-five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2022.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
George C. Zoley	—	1,041,533	2,083,065	4,166,130	—	—	—	—	—	—	—
	3/1/2022	—	—	—	—	—	—	173,612	—	—	1,000,005
Jose Gordo	—	967,137	1,934,274	3,868,548	—	—	—	—	—	—	—
	3/1/2022	—	—	—	75,000	250,000	500,000	—	—	—	1,560,000
Brian R. Evans	—	535,645	1,071,290	2,142,580	—	—	—	—	—	—	—
	3/1/2022	—	—	—	37,500	125,000	250,000	—	—	—	780,000
Ann M. Schlarb	—	390,575	781,149	1,562,298	—	—	—	—	—	—	—
	3/1/2022	—	—	—	30,000	100,000	200,000	—	—	—	624,000
James Black	—	390,575	781,149	1,562,298	—	—	—	—	—	—	—
	3/1/2022	—	—	—	30,000	100,000	200,000	—	—	—	624,000

(1)

These columns reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year 2022. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2022, please see the Non-Equity Incentive Plan Compensation column of the Summary Compensation table above.

(2)

The awards reported under the “Estimated Future Payouts Under Equity Incentive Plan Awards” and the “All Other Stock Awards: Number of Shares of Stock or Units” columns were granted pursuant to our amended and restated 2018 stock incentive plan. The columns under the “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect the threshold, target and maximum number of shares of common stock that our named executive officers are eligible to receive pursuant to the performance-based restricted stock granted in 2022, other than Dr. Zoley who received a grant of time-based restricted stock pursuant to his appointment as Executive Chairman. For a description of how these amounts of shares have been calculated, please see “Compensation Discussion & Analysis – Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined—2022 Equity Incentive Awards.”

(3)

The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 1, 2022 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	592,362	6,486,364
Jose Gordo	—	—	—	—	—	312,784	3,424,985
Brian R. Evans	—	—	—	—	—	397,334	4,350,807
Ann M. Schlarb	—	—	—	—	—	190,500	2,085,975
James H. Black	—	—	—	—	—	121,250	1,327,688

(1)

All shares in this column consist of restricted stock awards. The awards granted on March 1, 2020 cliff vested on March 15, 2023 based on the achievement of certain performance metrics. The awards granted on March 1, 2021 cliff vest on March 10, 2024 based on the achievement of certain performance metrics. The awards granted on March 1, 2022 cliff vest on March 10, 2025 based on the achievement of certain performance metrics. The awards granted on June 4, 2021 vest 1/3 upon the achievement of the performance metrics for the period for January 1, 2019 to December 31, 2021, 1/3 vest upon the achievement of the performance metrics for the period from January 1, 2020 to December 31, 2022 and 1/3 vest upon the achievement of the performance metrics for the period from January 1, 2021 to December 31, 2023. Certain of the restricted stock awards granted to Mr. Gordo prior to his appointment as Chief Executive Officer are time-based restricted stock awards that vest ratable over four years from the grant date.

(2)	Amounts in this column have been calculated using an assumed stock price of $10.95, the closing price of our common stock on December 30, 2022, the last business day of our fiscal year 2022.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	—	—	96,620	544,937
Jose Gordo	—	—	4,753	27,377
Brian R. Evans	—	—	103,061	581,264
Ann M. Schlarb	—	—	19,324	108,987
James H. Black	—	—	14,500	83,295

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a	7,039,851	—
Jose Gordo	Senior Officer Retirement Plan	—	—	—
Brian R. Evans	Senior Officer Retirement Plan	22	1,635,318	—
Ann M. Schlarb	Senior Officer Retirement Plan	11	518,803	—
James H. Black	Senior Officer Retirement Plan	—	—	—

(1)

The benefit of Dr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Dr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)

This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.20% and a rate of compensation increase of 4.4%. Dr. Zoley’s amount was determined using the value of his amended and restated plan including the 2022 annual contribution and accrued interest as of December 31, 2022. Please see discussion of the 2021 Amended and Restated Retirement Agreement in the Compensation Discussion & Analysis section above. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that GEO would have been required to make as of December 31, 2022, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

Name	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
George C. Zoley	4,455,562	—	7,039,851
Jose Gordo(6)	4,184,784	—	—
Brian R. Evans	1,481,913	—	1,635,318
Ann M. Schlarb	1,110,072	—	518,803
James Black(7)	1,373,084	—	—

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2022, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreements with Dr. Zoley and Mr. Gordo contain a right of the officer to terminate employment for good reason.

(2)

In the event of a termination for any reason of any named executive officer on December 31, 2022, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2022.

(4)

Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)

The benefits for Dr. Zoley under the retirement agreement are fully vested and that officer would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2022, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. The retirement benefits of Mr. Gordo and Mr. Black under the Senior Officer Retirement Plan are not vested as they have not attained the minimum ten years of service. The retirement benefits of Mr. Evans and Ms. Schlarb under the Senior Officer Retirement Plan are fully vested and they would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2022, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	Includes 12,784 unvested shares of restricted stock which were not performance based and were valued at $10.95 which was the closing price of our common stock on December 30, 2022.

(7)	Includes 21,250 unvested shares of restricted stock which were not performance based and were valued at $10.95 which was the closing price of our common stock on December 30, 2022.

PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2022. At December 31, 2022, we had approximately 16,000 employees located in the United States, Australia and South Africa. Approximately 88% of our total employees are located in the United States. Our diverse employee population varies significantly in experience, education and specialized training. Regardless of the employee’s role in the organization or their location, the process for determining salaries is the same. Local market competitive data is reviewed to set base pay rates. Individual salaries are then adjusted from these base pay rates to reflect the individual’s role and responsibilities as well as his or her experience, education and specialized training.

Pursuant to the de minimis exception, in identifying the median employee, we excluded 497 employees in South Africa which represents approximately 3% of our workforce. We used the relevant average currency exchange rate to convert the compensation of our Australian employees to U.S. dollars. We did not make cost of living adjustments.

To identify the median employee from our employee population, we compared the amount of base salary, as reflected in our payroll records for 2022, excluding our CEO. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. We do not grant equity to a large percentage of our employee population, so using base salary, is considered to be representative. As a result, the total annual compensation for the year ended December 31, 2022 was $47,840 for our median employee and $4,531,272 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2022 was approximately 95 times.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management used the pay ratio measure in making compensation decisions.

PAY VERSUS P
ERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of
Regulation S-K,
we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion & Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Mr. Gordo (1)	Summary Compensation Table Total for Dr. Zoley (1)	Compensation Actually Paid to Mr. Gordo (2)	Compensation Actually Paid to Dr. Zoley (2)	Average Summary Compensation Total for Non-PEO Named Executive Officers (“NEO’s) (3)	Average Compensation Actually Paid to Non-PEO NEO’s (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income Attributable to GEO (7)	Adjusted Net Income (8)
	(a)	(a)	(b)	(b)	(c)	(d)			(in thousands)
2022	$4,531,272	$—	$7,028,722	$—	$3,206,216	$5,585,203	$56	$99	$171,813	$171,196
2021	1,601,207	11,270,248	1,652,434	10,844,304	1,826,765	1,906,352	41	137	77,418	159,203
2020	—	2,041,894	—	(250,121)	1,596,221	889,175	63	103	113,032	155,581

(1)
The dollar amounts reflected in the columns labeled “(a)” are the amounts of total compensation reported for Mr. Gordo and Dr. Zoley for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”

(2)
The dollar amounts reported in the columns labeled “(b)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of
Regulation S-K
and referred to as “CAP”) to Mr. Gordo and Dr. Zoley. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gordo or Dr. Zoley during the applicable year. In accordance with the requirements of Item 402(v) of
Regulation S-K,
the following adjustments were made to Mr. Gordo’s and Dr. Zoley’s total compensation for each year to determine their respective CAP:

Summary of Equity Adjustments - PEO
Year	Prinicpal Executive Officer	Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year	Year over Year Change in Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2022	Jose Gordo	$3,720,000	$346,909	$—	$(9,458)	$—	$4,057,451
2021	Jose Gordo	449,368	(4,912)	—	(1,977)	—	442,479
2021	George C. Zoley	1,869,156	(166,125)	—	(150,975)	—	1,552,056
2020	George C. Zoley	1,186,500	(1,048,965)	—	22,950	—	160,485

(3)
The dollar amounts reported in column (c) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, George C. Zoley, Brian R.

Evans, Ann M. Schlarb and James Black; (ii) for 2021, Brian R. Evans, Ann M. Schlarb, David Venturella and Joe Negron; and (iii) for 2020, Brian R. Evans, J. David Donahue, Ann M. Schlarb, Blake Davis, and David Venturella.

(4)
The dollar amounts reported in column (d) represent the average CAP for the non-PEO
NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO
NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the average total compensation for the non-PEO
NEOs as a group for each year to determine the average CAP for such group:

Summary Compensation Table Total to Compensation Actually Paid Reconciliation for Non-PEO NEO’s
Year	Reported Summary Compensation Table for Non-PEO NEO’s	Reported Value of Equity Awards	Equity Award Adjustments	Defined Benefit Plan Service Cost Additions	Defined Benefit Plan Actuarial Value Deductions	Compensation Actually Paid to Non-PEO NEO’s
2022	$3,206,216	$(757,001)	$3,070,663	$65,325	$—	$5,585,203
2021	1,826,765	(656,695)	705,982	112,964	(82,664)	1,906,352
2020	1,596,221	(534,420)	(54,034)	91,840	(210,432)	889,175

Summary of Equity Adjustments - Non-PEO NEO’s
Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year	Year over Year Change in Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2022	$1,684,263	$1,507,130	$—	$(120,730)	$—	$3,070,663
2021	768,741	(36,338)	—	(26,421)	—	705,982
2020	197,430	(252,868)	—	1,404	—	(54,034)

(5)	Cumulative Total Shareholder Return (“TSR”) is calculated in accordance with the requirements of Item 402(v) of Regulation S-K.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our peer group consisted of similarly sized equity REIT’s. In 2022, due to the transition from REIT status in late 2021, the Compensation Committee continued to review compensation data from the REIT peer group while also referencing market data from a broad survey of general industry companies with revenues between $1 and $3 billion.

(7)	The dollar amounts reported represent the amount of net income attributable to The GEO Group, Inc. reflected in the Company’s audited consolidated financial statements for the applicable year.

(8)
Adjusted Net Income is calculated as net income/(loss) attributable to GEO adjusted for, if applicable in a given year, gain/loss on asset divestitures, pre-tax,
gain/loss on extinguishment of debt, goodwill impairment charge, pre-tax,
legal related expenses,
pre-tax,
pre-tax,
start-up
expenses,
pre-tax,
close-out
expenses,
pre-tax,
COVID-19
expenses,
pre-tax,
transaction related expenses,
pre-tax,
one-time
employee restructuring expenses,
pre-tax,
close-out
expenses,
pre-tax,
change in tax structure to C Corp, and the tax effect of adjustments to net income attributable to The GEO Group, Inc. Please refer to our current reports on Form 8-K filed on February 21, 2023 and February 24, 2022 for additional information and a reconciliation of Adjusted Net Income to our results as reported under GAAP.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in greater detail in “Executive Compensation — Compensation Discussion & Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. While the Committee utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table. Moreover, the Committee generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP for a particular year. In accordance with Item 402(v) of
Regulation S-K,
we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
CAP and Cumulative TSR
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our cumulative total shareholder return across our last three completed fiscal years.

CAP and Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our net income across our last three completed fiscal years.

CAP and Adjusted Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our adjusted net income across our last three completed fiscal years.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph describes the relationship between (a) our cumulative total shareholder return across our last three completed fiscal years and (b) the cumulative total shareholder return for our peer group across the same period.
Tabular List of Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion & Analysis,” the Compensation Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The most important financial performance measures used by the Compensation Committee for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows:

•	Adjusted Net Income

•	Adjusted EBITDA

•	Return on Capital Employed

•	Revenue

DIRECTOR COMPENSATION

Process and Philosophy

The Compensation Committee sets the compensation of our non-employee directors on an annual basis. The Compensation Committee’s philosophy with respect to the Company’s director compensation program is to provide a compensation structure and amount that will attract and retain highly competent, skilled and engaged individuals for Board service. We compete with many companies to attract and retain experienced and highly capable individuals to serve as our directors, some of which are private and many of which are much larger than we are. In determining the appropriate components and level of compensation for our directors, the Compensation Committee considers the time commitment, unique skillsets, industry pay levels and the size of the Company’s Board relative to the size of other boards in the industry. Additionally, the Compensation Committee believes that it is consistent with its philosophy to use a mix of cash and equity compensation to align director compensation with long term shareholder value, while at the same time providing directors with an appropriate level of compensation for their service.

2022 Compensation

In October of 2019, the Compensation Committee reviewed the analysis and findings of Pay Governance, the independent compensation consultant to the Compensation Committee, detailing compensation trends and practices for Board of Director pay among our compensation peer group. The study found that the Company’s number of directors and aggregate Board pay were below the median of the peer group. On a per director basis, the study found that the Company’s pay levels were generally above the median of the peers largely due to the higher frequency of Board and Board committee meetings attended by the Company’s directors and a greater number of Board committees than the Company’s peers.

In November of 2021, the Compensation Committee reviewed the independent compensation consultant’s latest analysis and findings. The study found that the Company’s retainer structure was in line with peer group practices. The study also found that the Company’s total director pay, on a per director basis, was generally below the median of the peer group. Although the Company’s cash pay was near the highest in the peer group, the total direct compensation was below the median and total equity pay was near the lowest in the peer group.

Following this review and further consultation with the independent compensation consultant, the Compensation Committee maintained the following pay program for 2022:

Pay Element	Fiscal Year 2022 Compensation Program
Board Cash Retainer	$85,000
Board Meeting Fees	No Meeting Fees
Board Equity Retainer	$100,000 in restricted stock
Committee Chair Retainer	Audit: $25,000 All Others: $15,000
Committee Member Retainer	Audit: $15,000 All Others: $7,500
Committee Meeting Fees	No Meeting Fees
Lead Director Retainer	$30,000
Annual Per Diem	No per diem offered, directors will be reimbursed for specific business-related expenses.

Effective for fiscal year 2020 and going forward, we adopted the following maximum compensation levels for directors:

•	Lead Director: $300,000

•	All Other Directors: $270,000

We believe these maximums are appropriate to ensure that individual pay levels continue to align with market practices among peer company industry directors. The Compensation Committee reviews non-employee director pay on an annual basis and adjusts compensation levels accordingly, including the individual maximums, as appropriate and consistent with the Compensation Committee’s philosophy for non-employee director compensation. As part of the Compensation Committee’s annual review, the Compensation Committee requests that its independent compensation consultant compare director compensation levels, policies, practices and procedures to a set of peer companies selected by the Compensation Committee (which is the same peer group it uses to evaluate executive officer compensation) and provide the Compensation Committee with its annual report as well as an annual report on best practices concerning director compensation.

Additionally, we maintain a share ownership requirement for our non-employee directors requiring them to hold three times their annual cash retainers in Company equity within five years of their appointment to the Board.

The Company is efficiently governed by a group of directors with deep knowledge of the industry and significant experience working in partnership with federal, state and local governments to meet their needs. On December 27, 2022, the Board, having received the recommendation of the Nominating and Corporate Governance Committee, approved the expansion of the size of the Board from nine to ten members until the end of Ms. Anne Foreman’s term as a director. Ms. Foreman will not be seeking reelection to the Board at the end of her current term at the 2023 Annual Meeting of Shareholders. Upon the expiration of Ms. Foreman’s current term, the number of directors will decrease from ten to nine. Also effective December 27, 2022, the Board appointed Ms. Lindsay Koren to serve as a director on the Board of GEO for a term expiring at the 2023 Annual Meeting, at which time her continued service on the Board is subject to shareholder approval. Many of our directors are asked to be a member of and chair multiple committees of our Board of Directors resulting in a greater time commitment and span of Board responsibilities than the typical director in our peer companies.

Specifically, for 2023, director committee assignments for non-employee directors after December 2022 were as follows, with C indicating the Chairperson of such committee, X indicating that a director is a member of such committee and LD indicating the Lead Independent Director:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee (1)	Corporate Planning Committee (2)	Criminal Justice and Rehabilitation Committee	Cyber Security and Environmental Oversight Committee (3)	Human Rights Committee	Independent Committee	Legal Steering Committee (4)	Operations and Oversight Committee (5)
Thomas C. Bartzokis					X	X			X		X
Jack Brewer					X	C		X	X		X
Anne N. Foreman		X	X		X				X	X
Scott M. Kernan	X					X		X			C
Lindsay L. Koren					X	X		C	X	X
Terry Mayotte (LD)	C	C	C	X			X		C

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee (1)	Corporate Planning Committee (2)	Criminal Justice and Rehabilitation Committee	Cyber Security and Environmental Oversight Committee (3)	Human Rights Committee	Independent Committee	Legal Steering Committee (4)	Operations and Oversight Committee (5)
Andrew Shapiro	X	X	X		C		X		X
Julie Myers Wood					X	X	C		X	X	X

(1)

Dr. Zoley and Mr. Gordo also serve on the Executive Committee. Dr. Zoley is the Chairman of the Executive Committee. Dr. Zoley and Mr. Gordo do not receive any separate or additional compensation for their service as a director or their service on the Executive Committee.

(2)

Mr. Gordo also serves on the Corporate Planning Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Corporate Planning Committee.

(3)

Mr. Gordo also serves on the Cyber Security and Environmental Oversight Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Cyber Security and Environmental Oversight Committee.

(4)

Mr. Gordo also serves as the Chairman of the Legal Steering Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Legal Steering Committee.

(5)

Mr. Gordo also serves on the Operations and Oversight Committee. Mr. Gordo does not receive any separate or additional compensation for his service as a director or his service on the Operations and Oversight Committee.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Thomas C. Bartzokis	106,474	100,005			206,479
Jack Brewer	122,500	100,005	—	—	222,505
Anne N. Foreman	122,500	100,005	—	—	222,505
Richard H. Glanton	136,250	100,005	—	—	236,255
Scott M. Kernan	115,000	100,005	—	—	215,005
Lindsay L. Koren (5)	—	—	—	—	—
Terry Mayotte (6)	166,875	100,005	—	—	266,880
Andrew Shapiro	127,099	100,005	—	—	227,104
Christopher C. Wheeler	57,500	100,005	—	—	157,505
Julie Myers Wood	130,000	100,005	—	—	230,005

(1)

These amounts consist of: (i) an annual retainer fee which was paid at a rate of $85,000 per year; (ii) a payment of $25,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $15,000 to each member of the Audit and Finance Committee; (iv) a payment of $15,000 for other Board committee chairs; and (v) a payment of $7,500 for other Board committee members. The lead independent director received an additional annual retainer of $30,000.

(2)

This column reflects the aggregate grant date fair value with respect to stock awards during 2022 for each director who was not a named executive officer. The grant date fair value of the restricted stock award granted on March 1, 2022 as calculated in accordance with FASB 718 was $5.76 per share, which was the closing price of our common stock on the last business day immediately preceding the grant date.

(3)	There were no stock options awarded to directors during 2022.

(4)

The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2022.

Name	Stock Awards	Option Awards
Thomas C. Bartzokis	17,362
Jack Brewer	17,362	—
Anne N. Foreman	31,146	—
Scott M. Kernan	31,146	—
Lindsay L. Koren (5)	—	—
Terry Mayotte	17,362	—
Andrew Shapiro	17,362	—
Julie Myers Wood	31,146	—

(5)	Ms. Koren was appointed to the board of directors on December 27, 2022.

(6)

Pursuant to Company policy, the maximum compensation level for lead directors is $300,000. For 2022, Mr. Mayotte received $166,875 in fees for his service as a Board member, the lead independent director and his service as Chairman of the Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee and he received a stock award valued at $100,005.

2023 Compensation

In February of 2023, the Compensation Committee reviewed the independent compensation consultant’s analysis and findings detailing compensation trends and practices for compensation of directors among our peer group. The study found that the Company’s Board compensation structure was in line with majority peer practices and the Company provides a greater portion of Board compensation in cash versus equity compared to the peer group. Following this review, the Compensation Committee determined it was in the Company’s best interests to approve and the Board approved an increase to the target value of the annual equity compensation award for non-employee members of the Board from $100,000 to approximately $135,000.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.

Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion & Analysis be included in this proxy statement.

By the Compensation Committee:

Terry Mayotte (Chairman)

Anne N. Foreman

Andrew Shapiro

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.

The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission;

3.

The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.

Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

5.

The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Terry Mayotte (Chairman)

Scott Kernan

Andrew Shapiro

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2022, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $576,173. Mr. Meehan is the son-in-law of George Zoley, our Executive Chairman and Founder. Also in 2022, Chris Zoley, Director of Business Development, received compensation of $164,851. Mr. Zoley is the son of George Zoley, our Executive Chairman and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2022, $180,000 was paid in the aggregate pursuant to the consulting agreement which is less than 2% of Guidepost’s annual gross revenues. The consulting agreement was extended through December 31, 2023. The current monthly retainer payment is $15,000 per month. In 2022, Rachel Ann Kienzler, Director of Partnership Development for GEO Care, received compensation of $165,112. Ms. Kienzler is the spouse of James Black, our Senior Vice President and President, Secure Services. In 2022, Shawn Henry, an employee of GEO’s information technology department, received compensation of $182,889. Mr. Henry is the son-in-law of Wayne Calabrese, our Senior Vice President, Chief Operating Officer. In 2022, GrindStone Strategic Consulting, LLC received $137,531 in connection with consulting services it provided to the Company. Mr. Albence, our Senior Vice President, Client Relations, serves as Principal at GrindStone Strategic Consulting, LLC. GrindStone Strategic Consulting, LLC provided these consulting services prior to Mr. Albence joining the Company and has not provided any consulting services since Mr. Albence joined the Company. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2022 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with except for Mr. March, who inadvertently filed one late report reporting one transaction and Messrs. Bartzokis and Calabrese who each filed one late report regarding their initial statement of beneficial ownership due to a delay in obtaining their SEC filing codes.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2023 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2023 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion & Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis while at the same time avoiding the encouragement of unnecessary or excessive risk taking. Our Compensation Committee continues to closely link executive compensation with the achievement of performance goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers and the executive compensation philosophy, policies and practices, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also states that company shareholders may cast an advisory vote on how frequently they would like an advisory vote on the compensation of our named executive officers to be held. This non-binding, advisory vote provides shareholders the opportunity to indicate whether they prefer an advisory vote on named executive officer compensation once every one, two, or three years (or to abstain from voting). We are required under the Dodd-Frank Act to solicit shareholder preferences regarding the frequency of future advisory votes on executive compensation at least once every six years.

At the 2017 annual meeting of shareholders, the Board of Directors recommended holding the non-binding advisory vote on executive compensation (“say-on-pay”) every year. The company shareholders voted in favor of holding the “say-on-pay” vote every year. The Board accepted our shareholders’ recommendation and currently, shareholders are provided with the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers every year.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote for “one year” for the frequency of holding future advisor votes on executive compensation.

PROPOSAL 5:

SHAREHOLDER PROPOSAL REGARDING A THIRD-PARTY RACIAL EQUITY AUDIT AND REPORT, IF PROPERLY PRESENTED BEFORE THE MEETING

Service Employees International Union Master Trust (the “Fund”) has advised us that it intends to submit the proposal set forth below for consideration at our Annual Meeting. The address and stockholdings of the Fund will be provided by us upon request. The Fund is also referred to herein as the Proponent. We are not responsible for the content of the shareholder proposal and the Proponent’s supporting statement, which are set forth below as it was submitted to us.

RESOLVED that shareholders of The GEO Group Inc. (“GEO”) urge the Board of Directors to oversee an independent third-party racial equity audit analyzing GEO’s adverse impacts on nonwhite stakeholders and communities of color and GEO’s plans to mitigate any such impacts. Input from civil rights organizations, criminal justice experts, and employees should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be publicly disclosed on GEO’s website.

SUPPORTING STATEMENT

High-profile police killings of black people have galvanized the movement for racial justice. That movement, and the disproportionate impacts of the pandemic, have focused public attention on systemic racism, environmental racism, racialized violence and racial inequities.

Several aspects of GEO’s business and operations suggest that a racial equity audit would be useful. People of color are disproportionately represented in private low and medium security facilities at least in part because contracts tend to exclude elderly and ill inmates who are more likely to be white.1

Immigration enforcement, which has been called “racial discrimination by proxy,”2 has played an increasingly important role in GEO’s business model, with the proportion of revenues derived from contracts with Immigration and Customs Enforcement reaching 33% in 2021.3 In April 2022, immigrant rights groups filed a complaint with the Department of Homeland Security alleging that guards at a GEO immigration detention facility made racially derogatory remarks and used excessive force against two black detainees.4

A racial equity audit could also examine whether GEO’s political activities have a negative racial impact. According to Open Secrets, in the 2022 election cycle GEO’s political action committee contributed to Members of Congress who objected to certifying the 2020 election results,5 an action some viewed as “a direct attack on the voting rights of people of color.”6 Although disclosure requirements do not permit identification of the lobbying positions GEO has taken, data show that the company has lobbied at the federal level7 and paid lobbyists in 20 states in 2021.8

In 2019, the GEO Group Foundation gave money to over 30 law enforcement-related organizations, including Alhambra Police Foundation and the Houston Metro Fraternal Order of Police (“FOP”) Lodge 98, a police union. Police foundations bypass normal procurement processes to buy equipment for police departments, including surveillance technology that has been used to target communities of color and nonviolent protestors. Police unions, including the FOP, have opposed reforms aimed at curbing mistreatment of people of color.9

[1]	journal.radicalcriminology.org/index.php/rc/article/view/44/html
[2]	scholarship.law.uci.edu/cgi/viewcontent.cgi?article=1044&context=ucilr, n.5.
[3]	www.sec.gov/ix?doc=/Archives/edgar/data/923796/000156459022007652/geo-10k_20211231.htm, at 33.
[4]	coloradosun.com/2022/04/14/aurora-detention-center/
[5]	See www.opensecrets.org/orgs/geo-group/recipients?id=D000022003 (listing contributions); www.vox.com/2021/1/6/22218058/republicans-objections-election-results (listing election objectors).
[6]	See www.nytimes.com/2021/01/15/us/politics/lankford-apology-election-biden.html; www.marketwatch.com/story/business-leaders-call-for-action-on-trump-after-mob-siege-at-capitol-11609976655
[7]	www.opensecrets.org/news/2018/06/zero-tolerance-immigration-is-big-money-for-contractors-nonprofits/
[8]	www.followthemoney.org/entity-details?eid=1096
[9]

E.g., www.npr.org/2020/06/08/872470076/the-fraternal-order-of-police-a-union-that-stands-in-the-way-of-police- reforms; www.injusticewatch.org/news/2021/analysis-heres-how-chicagos-most-powerful-police-union-maintains-tradition-of-problematic-leadership/

Finally, an independent audit would provide objectivity, assurance and specialized expertise beyond what would be possible with an internal analysis. We urge GEO to assess its behavior through a racial equity lens to identify how it contributes to systemic racism, and how it could begin to help dismantle it.

COMPANY RESPONSE TO SHAREHOLDER PROPOSAL

We have a long-standing commitment to advancing racial equality and diversity, equity and inclusion (“DE&I”) among our stakeholders, including employees, inmates, detainees, residents and the communities where we operate. Our Board of Directors has carefully considered the shareholder proposal and, while we share the Proponent’s goal to advance racial equity, we do not believe the Proponent’s proposal is the best way to accomplish this shared goal and our Board recommends a vote “AGAINST” this proposal.

We strongly believe that the external audit called for in this proposal is overly prescriptive in its scope and would not be meaningfully additive to our existing extensive processes, commitments, actions, investments and transparent disclosures in DE&I and racial equity. Additionally, we believe that the lack of details and any real consensus as to what specifically the audit would seek to review, evaluate or accomplish for this purpose could significantly distract us from executing toward our core DE&I and racial equity actions, investments and disclosures. As a result, we believe our shareholders would be better served with our resources being used to further deepen our extensive DE&I and racial equity efforts outlined in more detail below, rather than diverting management attention and significant resources to an external audit.

Commitment to Our Workforce and Management, Contractors and Vendors

Anti-Discrimination

In each of our operations throughout the U.S., we comply with all federal, state, and local labor and employment laws and regulations. We have zero tolerance anti-discrimination policies that are covered as part of the training conducted for all our U.S. employees and include detailed instructions for multiple ways for employees to report incidents.

Our Code of Business Conduct and Ethics expressly provides that “[e]mployment decisions must be based only on an employee’s or applicant’s qualifications, demonstrated skills and achievements without regard to race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, gender identity or marital status.”

Diversity

We are an equal opportunity employer focused on the rich diversity of our workforce. Across our organization, under-represented minorities of the United States — including African American, Hispanic and Latino, Asian, Pacific Islander, Native Hawaiian and Native American/Alaskan — accounted for 68% of our U.S. employees in 2022. In 2022, minorities comprise 43% of our corporate workforce in the U.S., 73% of our facility security staff, and 32% of those serving in management positions as directors or above. Of the nine members of our Board of Directors up for re-election at this Annual Meeting, two are members of minority communities.

As of 2022, women account for 56% of our corporate employees, 42% of our facility security staff, and 32% of those serving in management positions as directors and above. We also continue to recruit women to our workforce, with women comprising 56% of our new hires in 2022. Women are also involved at the highest levels of our organization. Of the nine members of our Board of Directors up for re-election at this Annual Meeting, two are women.

Our employee population is also diverse by age. Of new hires in 2022, 41% were under age 30, 42% were between ages 30 and 50, and 17% were ages 50 and older.

Our efforts to promote a diverse and inclusive environment have been recognized and we have been honored to receive various awards and distinctions. We have been recognized by Latino Leaders Magazine as one of the Best Companies for Latinos to Work for. We have also repeatedly been named by U.S. Veterans Magazine among its “Top Veteran Friendly Companies” and we were recognized in the Fall 2022 issue as one of the “Best of the Best 2022” Top Veteran Friendly Companies.

We are also committed to working with minority owned, small disadvantaged and veteran owned businesses as vendors and suppliers of services and goods. In 2022, we paid $51.4 million to women owned businesses, $23.9 million to small disadvantaged businesses, $11.1 million to veteran owned businesses and $6.2 million to service disabled veteran owned businesses for services and goods provided to GEO.

Investment in our Workforce

Our employees and their family members (parent, spouse, and child) are eligible to further pursue their educational goals by receiving reduced tuition rates on a variety of accredited online degree programs in business, education, healthcare, and other disciplines provided at 11 different higher education institutions. A tuition reimbursement program is also available for our employees pursuing their education as they work to develop their skills and enhance their job performance. Tuition reimbursement is provided to eligible employees for courses offered by accredited colleges, universities, and secretarial and trade schools. In 2022, we provided approximately $138,000 in tuition reimbursement to more than 128 employees.

Participation and Partnership with Labor Unions

We welcome the participation of labor unions in our facilities and respect the rights of individual employees to choose whether or not to join labor organizations. In the U.S., employees in 41 of our facilities are represented by unions including: International Association of Machinist & Aerospace Workers (IAMAW); The International Union, Security, Police and Fire Professionals of America (SPFPA); National Federation of Federal Employees (NFFE); International Brotherhood of Teamsters (IBT); National Union of Hospital and Health Care Employees, American Federation of State, County and Municipal Employees (NUHHCE/ AFSCME) (1199J); American Federation of State, County and Municipal Employees (AFSCME in Illinois); Communications Workers of America (CWA); and United Government Security Officers of America (UGSOA). We also welcome partnerships between labor unions that our employees are members of and organizations dedicated to improvements in criminal justice. For example, the NFFE and the National Association of Blacks in Criminal Justice (NABCJ) have been working together at the Western Regional Detention Facility in San Diego, a facility managed by GEO under the oversight of the United States Marshall’s Service, to support the employees of the facility in the work they perform with honor and purpose and support the inmates of the facility in furtherance of the care and treatment they receive.

Commitment to Inmates, Detainees and Residents in Our Care

Human Rights Oversight

Over the last 10 years, we have engaged with shareholders and other stakeholders on matters related to human rights and environmental, social, and governance (“ESG”) best practices, and as a result of this engagement, our Board adopted a Global Human Rights Policy, which is informed by reference to the United Nation’s Universal Declaration of Human Rights and the International Labor Organization’s 1998 Declaration on Fundamental Principles and Rights at Work. The policy is reviewed regularly and incorporates protections for civil liberties and freedom of speech.

In December 2021, we created a new Board committee, the Criminal Justice Rehabilitation and Human Rights Committee, to oversee and guide our efforts regarding rehabilitation, recidivism reduction and respect of human rights. In February 2022, the Board determined it was in the best interests of the Company to divide the committee’s work into two committees, the Human Rights Committee and the Criminal Justice Rehabilitation Committee.

We have published four annual Human Rights and ESG reports highlighting our continued commitment to respecting the human rights and improving the lives of those entrusted to our care and our commitment to providing transparent disclosures relating to the Company’s commitment to human rights and our performance related to salient human rights risks.

Human Rights Risk Assessment/Due Diligence and Reporting

In 2022, we engaged a leading ESG and sustainability consulting and research firm to facilitate and assist us with conducting a Human Rights Risk Assessment/Due Diligence focused on identifying human rights risks that are salient to the Company’s stakeholders and operations. The Human Rights Risk Assessment/Due Diligence involved: reviewing our documents, policies, procedures and trainings; preparing a list of human rights by stakeholders (inmates/detainees/residents and employees) followed by a series of interviews with key stakeholders, including members of the Board, executive leadership, division heads and other senior leaders, subject matter experts, frontline employees, GEO Continuum of Care alumni, community stakeholders, and shareholder representatives, including institutional investors and members of the Interfaith Center on Corporate Responsibility; assessing and scoring each human right based on a variety of factors (scale, reach, probability, remediability and attribution to GEO) and finally reporting in our most recent Human Rights and ESG Report the salient inmate/detainee/resident rights and salient employee rights that ranked very high, high and moderate. Among the salient human rights identified by the due diligence process, for both inmate/detainee/resident and employee stakeholder groups, was the Right to Equality and Freedom from Discrimination. Building on this important process, we expect to evaluate additional human rights initiatives, including a future review of our Global Human Rights Policy and its implementation.

Each annual Human Rights and ESG Report builds upon the previous report and incorporates updated disclosures and metrics for each calendar year based on recognized ESG reporting standards, related to the development of our employees; our adherence to ethical governance practices throughout our company; and our commitment to upholding the human rights of our inmates, detainees and residents. The annual Human Rights and ESG Report also highlights our continued commitment to improving the lives of those entrusted to our care by providing enhanced rehabilitation and post-release support services through our award-winning GEO Continuum of Care (“CoC”) program, as discussed further below.

Trainings

We believe there is a fundamental connection between the human rights aspirations set forth in our Company policies and their realization. To that end, we strive to make our staff, contractors, and third-parties to our facilities and programs aware of the commitments we have made in those policies, and to incorporate them into our training protocols.

We reinforce, promote, and support our commitment to respect human rights through company-wide awareness and training programs. All new GEO employees — including our facility and program staff who work directly with the individuals in our care — are required to complete our human rights training. In addition, we have a robust training program for staff at all levels of the organization. Our training of managerial, administrative, and security staff is based on independent standards set by the American Correctional Association (ACA). The training encompasses a minimum of 120 hours within the staff member’s first year of employment and 40 hours of recurring training during each consecutive year of employment.

We work with numerous vendors and suppliers of services and goods and require compliance with appliable laws. We monitor our suppliers for anti-corruption practices. We expect suppliers to maintain the same standards that we have laid out in our Code of Business Conduct and Ethics. We take our responsibilities seriously and have formal due diligence processes to screen and monitor third parties, suppliers, and agents. We have also developed a training program designed to introduce all contractors and third parties to our facilities and programs through a self-paced course that must be completed by all contractors and third parties prior to beginning their services. The course includes GEO’s commitment to human rights, facility rules and regulations, inmate/detainee/resident rights and responsibilities, and entry and exit procedures.

Continuum of Care® Program

The CoC program is an innovative and award-winning initiative we began in 2015 to provide enhanced in-custody rehabilitation programming, including cognitive behavioral treatment, integrated with post-release support services. This evidence-based treatment model begins with individualized risks and needs assessments and offers programs designed to address the specific needs of each participant based on their assessments. At the Corporate Office level, the CoC Program is administered by the GEO Continuum of Care® Division with subject matter experts in education, cognitive behavioral treatment, substance abuse treatment, post-release services, CoC training, and quality assurance.

On any typical day, there are approximately 31,500 individuals participating in enhanced in-custody rehabilitation programming and post-release support services, which resulted in 3.5 million programming hours completed during 2022 despite COVID-19 pandemic restrictions and over 15 million programming hours completed from 2019-2022. Program completions in 2022 included: 39,603 behavioral program completions, 7,302 substance abuse treatment program completions, 8,119 vocational education program completions, and 2,365 high school equivalencies issued. With respect to program completions by CoC participants in 2022, minorities constituted 56% of total participants and over 55% of the participants in individual cognitive behavioral treatment services, life skills programming, behavioral treatment and substance abuse treatment. Our 2022 annual funding commitment in support of the CoC program was approximately $7 million, of which we allocated approximately $1.1 million in annual funding to assist those released from custody in obtaining such necessities as housing, clothing, food, transportation, employment/education and treatment services. Since 2016, we have allocated approximately $8 million in post-release support grants to released individuals to fund these essential community needs. GEO’s Post-Release Case Managers coordinate and facilitate the delivery of resources through 254 preferred providers. Weekly calls are scheduled with post-release participants to assess progress, provide support for up to 12 months, and motivate participants to continue in the behavioral change process. We are proud that 50% of our Post-Release Case Manager positions have been filled with returning citizens who were previously incarcerated.

The GEO CoC Training Institute trains all staff from the time of hire and on a regular basis throughout their employment. The training institute creates and implements staff and facility development needs through a needs analysis. GEO incorporates feedback from staff and participant surveys as well as research trends to develop training curricula and lesson plans. Our staff development plans include basic training, refresher training, advanced training, skillset certifications, and new managers training. In 2022, 223,475 hours were spent on CoC staff training.

In May of 2022, three GEO CoC Alumni participated in a TEDx talk in New York City focused on criminal justice reform and on reducing recidivism. The GEO CoC Alumni shared their experiences as returning citizens and discussed the challenges they were able to overcome with the support provided by the GEO CoC and post-release support programs. We look forward to hearing about the continued and future successes of these GEO CoC alumni and others just like them.

Faith-Based Partnerships

As part of our collaboration with key stakeholders, we partner with approximately 47 faith-based organizations around the country, including national organizations and local community churches. These organizations offer a wide range of religious and educational services, as well as guidance and mentorship, to those in our care. For example, through our partnership with Prison Fellowship, 5,000 bibles in English and Spanish were provided to those in our care along with over 11,000 faith-based study guides to address issues confronting incarcerated individuals such as worry, depression and boredom, and through our partnership with Deep Heart Musical Theatre Troupe of Nevada, they performed seven live concerts for those in our care at our Phoenix West and Kingman, Arizona facilities.

Commitment to the Communities We Operate In

We are committed to be a contributing member of the communities in which we operate, and we seek out ways to engage our communities directly as a partner and a citizen.

The GEO Group Foundation

We are committed to making a difference in the communities in which we operate. Every year, through The GEO Group Foundation, we support charities, schools, community organizations, and higher education scholarships for students across the country. Since 2011, The GEO Group Foundation has donated approximately $19.7 million to scholarships, children’s organizations, health and disability organizations, youth sports and development, veterans’ organizations, and various other charitable organizations in the communities where we operate. We are proud that more than $8.5 million of those donations have been allocated to higher education scholarships in local communities and non-profit organizations that provide services and programs for at-risk youth.

Recruitment and GEO Alumni

We are proud to support our local communities, and we recruit more than 90% of our workforce from these communities. Additionally, we understand the value of providing second chances to those impacted by the Criminal Justice System and continue to demonstrate this through our hiring practices. The GEO Continuum of Care® Post Release Call Center is over 50% staffed with returning citizens who have previously been incarcerated. We have also hired a number of employees who were previously detainees or residents in our secure facilities or reentry programs, including employees who have gone on to serve in such capacities as Recovery Coordinator, Program Counselor, Recreation Specialist, Employment Specialist, Post-Release Case Manager, National Director of GEO Alumni Services and Assistant Facility Director. In fact, one of these employees established GEO Alumni Services, where members voluntarily join to mentor current detainees and residents and provide support and guidance.

GEO alumni members now leading a positive lifestyle in their communities often assist those in transition, acting as mentors and assisting others with helpful information and resources for reentry. GEO alumni participate in a number of activities, in person and virtually, to mentor and assist others. Each year, GEO alumni from across the country participate in a national picnic where among other things outstanding alumni and staff are recognized for their hard work and successes.

Conclusion

We are proud of the progress we have made and the transparency we provide with respect to racial equity and DE&I, and we believe that our processes and actions fully respond to the spirit of the proposal. We also believe shareholders would be better served with our resources being used to further deepen our extensive racial equity and DE&I efforts, rather than diverting management attention and significant resources to an external audit. As a result, our Board believes that the proponent’s requested external audit is not in the best interests of our shareholders and recommends that shareholders vote “AGAINST” this proposal.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2023 is scheduled for April 28, 2023, any shareholder proposal to be considered at the 2024 annual meeting must be properly submitted to us not earlier than December 30, 2023 nor later than January 29, 2024. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a proposal included in our proxy statement. For the 2024 annual meeting, under the Securities and Exchange Commission’s requirements, any shareholder proposals must be received by GEO no later than November 18, 2023 in order to be included in our 2024 proxy statement.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

VIRTUAL ANNUAL SHAREHOLDERS MEETING GUIDELINES

The Board of Directors believes that the virtual meeting format provides the opportunity for participation by a broader group of our shareholders, while reducing the costs associated with planning, holding and arranging logistics for an in-person meeting. The virtual meeting format enables shareholders to participate fully, and equally, from any location around the world, at no cost. It also reduces the environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. Members of senior management and our directors will also attend the Annual Meeting.

Date and Time. The Annual Meeting will be held “virtually” through a live audio webcast on Friday, April 28, 2023, at 10:00 a.m. Eastern Daylight Time. There will be no physical meeting location. The Annual Meeting will only be conducted via an audio webcast.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.

Log in Instructions. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/GEO2023. Shareholders will need their unique control number which appears on the Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow). In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Friday, April 14, 2023, so that you can be provided with a control number and gain access to the Annual Meeting.

Submitting Questions to the virtual Annual Meeting. Shareholders may submit questions in writing on the day of or during the Annual Meeting on www.virtualshareholdermeeting.com/GEO2023. Shareholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials or the proxy card (printed in the box and marked by the arrow).

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer all questions submitted during the Annual Meeting in accordance with the Annual Meeting’s Rules of Conduct and Procedures which are pertinent to the Company and the Annual Meeting matters, as time permits. In order to ensure that as many shareholders as possible are able to ask questions or make a comment during the Q&A period, each shareholder will be permitted no more than two questions or comments. In order to ensure questions are compiled in a timely manner for the Q&A session, we ask that any shareholder wishing to ask a question during the Annual Meeting do so as soon as possible and prior to the conclusion of the presentation of the proposals. Additionally, we value and welcome the views, questions and constructive comments of our shareholders, but the purpose of the Annual Meeting will be observed and questions or comments will not be addressed that are determined to be irrelevant or inappropriate, including those that are: irrelevant to the business of the Annual Meeting or GEO’s business, derogatory references that are not in good taste, unduly prolonged, substantially repetitious of questions or comments made by other persons, or related to personal grievances.

Questions and answers to any such questions that were addressed during the Annual Meeting and the questions and answers that were not addressed during the Annual Meeting due to time constraints will be published following the Annual Meeting on the Company’s website at www.geogroup.com under the links “Investor Relations” — “Resources” — “Corporate Governance.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The questions and answers will remain available until the 2024 Proxy Statement is filed.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, Broadridge will have a support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or Annual Meeting time, please reach out to Broadridge’s technical support team using the contact information available on the virtual meeting website at www.virtualshareholdermeeting.com/GEO2023.

Voting shares prior to and at the virtual Annual Meeting. Shareholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/GEO2023 on the day of and during the virtual Annual Meeting.

Availability of live webcast to officers, directors, employees and other constituents; Replay. The live audio webcast will be available to not only our shareholders, but also our officers, directors, employees and other constituents. A replay of the Annual Meeting will be made publicly available 24 hours after the Annual Meeting at www.virtualshareholdermeeting.com/GEO2023.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another shareholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

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If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 522-6645 or writing them at PO BOX 505000, Louisville, KY 40233-5000.

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If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

Joe Negron

Senior Vice President, Legal Services, General Counsel and Corporate Secretary

March 17, 2023

A copy of GEO’s 2022 annual report, proxy statement or Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC, will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 4955 Technology Way, Boca Raton, Florida 33431.

THE GEO GROUP, INC. 4955 TECHNOLOGY WAY BOCA RATON, FLORIDA 33431 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/GEO2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D97090-P88221 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GEO GROUP, INC. The Board of Directors recommends you vote “FOR” the following: 1. Election of Directors Nominees: For Against Abstain 1a. Thomas C. Bartzokis 1b. Jack Brewer 1c. Jose Gordo 1d. Scott M. Kernan 1e. Lindsay L. Koren 1f. Terry Mayotte 1g. Andrew N. Shapiro 1h. Julie Myers Wood 1i. George C. Zoley For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: 2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2023 fiscal year. 3. To hold an advisory vote to approve named executive officer compensation. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote “1 YEAR” for proposal 4: 4. To hold an advisory vote on the frequency of the advisory vote on executive compensation. For Against Abstain The Board of Directors recommends you vote AGAINST proposal 5: 5. To vote on a shareholder proposal regarding a third-party racial equity audit and report, if properly presented before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D97091-P88221 THE GEO GROUP, INC. Annual Meeting of Shareholders April 28, 2023 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints George C. Zoley and Joe Negron as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned at the close of business on March 7, 2023, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2023 at 10:00 A.M. (EDT), April 28, 2023 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12:00 P.M. (EDT) on April 27, 2023. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by the Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2 and 3, “1 Year” on Proposal 4 and AGAINST Proposal 5. Continued and to be signed on reverse side